TABLE OF CONTENTS

OFFER TO AMEND CERTAIN OUTSTANDING WARRANTS		2
SUMMARY TERM SHEET AND Q&A		5
RISKS OF PARTICIPATING IN THE OFFER		12
THE OFFER		28
1.	Eligibility	28
2.	Number of Warrants; Expiration Date	28
3.	Purpose of the Offer	29
4.	Procedures for Electing to Amend Warrants	29
5.	Withdrawal Rights and Change of Election	30
6.	Acceptance of Warrants for Amendment and Amendment of Tendered Eligible Warrants	31
7.	Conditions of the Offer	32
8.	Price Range of Shares Underlying the Warrants	32
9.	Source and Amount of Consideration; Terms of Amended Warrants	33
10.	Information Concerning AntriaBio	34
11.	Interests of Directors and Executive Officers and Affiliates; Transactions and Arrangements Concerning the Warrants	37
12.	Legal Matters; Regulatory Approvals	37
13.	Certain U.S. Federal Income Tax Consequences	37
14.	Extension of Offer; Termination; Amendment	38
15.	Fees and Expenses	39
16.	Additional Information	39
17.	Financial Statements	40
18.	Registration of Shares of Common Stock Issuable Upon the Exercise of Eligible Warrants	40
19.	Miscellaneous	41
SCHEDULE A Information Concerning the Directors and Executive Officers of AntriaBio		A-1
SCHEDULE B Financial Statements of AntriaBio		B-1

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Exhibit (a)(1)(b)

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE TRANSACTION CONTEMPLATED HEREIN; PASSED UPON THE MERITS OR FAIRNESS OF THE TRANSACTION; OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

ANTRIABIO, INC

OFFER TO AMEND CERTAIN OUTSTANDING WARRANTS

This offer and withdrawal rights will expire at 4:00 p.m., Mountain Time, on January 31, 2017 unless we extend them.

By this offer, we are giving all eligible warrantholders who hold certain outstanding eligible warrants (the “Eligible Warrants”) to purchase shares of our common stock the right to amend such Eligible Warrants so that the amended warrant may be exercised in whole or in part at any time on or after the effective date of the amendment (we refer to such amended Warrant generally as the “Amended Warrant”) at an exercise price of $1.65, and the exercise date moved to the earlier of January 31, 2020 or the twentieth (20) day after the date on which the Acceleration Notice (as defined in the Amended Warrant) is given (the “Expiration Date”), at which time the Amended Warrant shall expire and become void, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day. In the event that (A) AntriaBio, Inc.’s common stock trades in the United States at a closing price of greater than $3.30 per share for a period of at least twenty-five (25) days during any thirty (30) trading day trading period; (B) the daily trading volume of the common stock in the United States for at least twenty (20) consecutive days during such trading period shall be greater than 250,000 shares of common stock and (C) the shares of common stock underlying the Amended Warrants are registered on an effective registration statement pursuant to the Securities Act of 1933, as amended (an “Acceleration Event”), we may, at our option, accelerate the Expiration Date of the warrant by giving notice within five (5) business days of any such Acceleration Event (the “Acceleration Notice”).  The Holder may exercise the Warrant after the issuance of the Acceleration Notice, but if not exercised, the Warrant shall expire on the Expiration Date and have no further force and effect.

Each eligible warrantholder holding Eligible Warrants will be provided with an addendum (referred to as the “Addendum”) setting forth a list of his or her eligible Eligible Warrants and the extent to which such Eligible Warrants have registration rights.

You are an “eligible warrantholder” only if you are an original holder or a permitted transferee of the following Eligible Warrant to purchase shares of AntriaBio, Inc. (referred to as “AntriaBio”, “the Company”, “we”, “our” or “us”):

•	Warrants to purchase an aggregate of 118,753 shares of common stock at an exercise price of $1.89 per share issued on December 23, 2013;

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•	Warrants to purchase an aggregate of 8,334 shares of common stock at an exercise price of $1.89 per share issued on December 31, 2013;
•	Warrants to purchase an aggregate of 98,172 shares of common stock at an exercise price of $1.89 per share issued on January 15, 2014;
•	Warrants to purchase an aggregate of 6,287,671 shares of common stock at an exercise price of $2.34 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 3,249,717 shares of common stock at an exercise price of $2.03 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 426,008 shares of common stock at an exercise price of $2.25 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 114,492 shares of common stock at an exercise price of $1.38 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 106,847 shares of common stock at an exercise price of $1.17 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 1,782,783 shares of common stock at an exercise price of $2.50 per share issued on November 28, 2014;
•	Warrants to purchase an aggregate of 1,960,774 shares of common stock at an exercise price of $2.50 per share issued on December 31, 2014;
•	Warrants to purchase an aggregate of 897,004 shares of common stock at an exercise price of $2.50 per share issued on February 18, 2015;
•	Warrants to purchase an aggregate of 327,921 shares of common stock at an exercise price of $2.50 per share issued on February 23, 2015;
•	Warrants to purchase an aggregate of 307,798 shares of common stock at an exercise price of $2.50 per share issued on March 31, 2015 and
•	Warrants to purchase an aggregate of 764,641 shares of common stock at an exercise price of $2.50 per share issued on April 6, 2015.

A warrant to purchase common stock is eligible to be amended into an Amended Warrant under this offer only if each of the following conditions is met:

•	the warrant was originally issued by AntriaBio on December 23, 2013, December 31, 2013, January 15, 2014, March 31, 2014, November 28, 2014, December 31, 2014, February 18, 2015, February 23, 2015, March 31, 2015 or April 6, 2015 in connection with financing closings on such dates; and
•	the warrant is held by an eligible warrantholder.

If you participate in this offer, you agree to amend all of your Eligible Warrants so that you may exercise the warrant for shares until January 31, 2020.

Each Amended Warrant will come into effect as of the date that this offer expires. Each Amended Warrant will reflect the same number of shares of common stock that would have been received upon exercise of the Eligible Warrants before the amendment.

The offer is not conditioned upon a minimum number of the outstanding Eligible Warrants being tendered for amendment, but the offer is subject to customary conditions, which we describe in Section 7 of this Offer to Amend.

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If you elect to accept the offer with respect to your Eligible Warrants and tender an executed warrant amendment as described in this Offer to Amend and if your Eligible Warrants are accepted for amendment, we will countersign the warrant amendment and send it to you. This will amend your Eligible Warrants, which thereafter will be Amended Warrants as described above.

You will receive paperwork reflecting the amendment shortly following the date we accept your Eligible Warrants for amendment.

Our common stock is traded on the OTCQB of the OTC Markets Group under the symbol “ANTB.” On December 12, 2016, the closing price of our common stock was $1.08 per share. You should evaluate current market quotes for our common stock, among other factors, before deciding to participate in this offer.

See “Risks of Participating in the Offer” beginning on page 12 for a discussion of risks that you should consider before participating in this offer.

IMPORTANT

If you decide to participate in this offer, you must complete and sign the attached election form, accredited investor questionnaire and warrant amendment and email them to Noopur Liffick, at investor-relations@antriabio.com, or deliver them (by hand or overnight courier) to Noopur Liffick at her office at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027 no later than 4:00 p.m., Mountain Time, on January 31, 2017. Only responses that are complete, signed and actually received by Ms. Liffick by the deadline will be accepted. We intend to confirm the receipt of your election form, warrant amendment and/or any Withdrawal Form by e-mail within two (2) business days. If you have not received an e-mail confirmation, you must confirm that we have received your election form, warrant amendment and/or any withdrawal form.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this offer. Any representation to the contrary is a criminal offense.

You should direct questions about the offer or requests for additional copies of this Offer to Amend and the other offer to amend warrant documents to Noopur Liffick, AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, email investor-relations@antriabio.com.

Offer to Amend dated December 15, 2016

OUR BOARD OF DIRECTORS MAKES NO RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND. YOU MUST MAKE YOUR OWN DECISION WITH RESPECT TO THE OFFER TO AMEND. FOR QUESTIONS REGARDING TAX IMPLICATIONS OR OTHER INVESTMENT-RELATED QUESTIONS, YOU SHOULD TALK TO YOUR OWN ATTORNEY, ACCOUNTANT AND/OR FINANCIAL PLANNER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE OFFER TO AMEND AND EXERCISE. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT.

THIS OFFER TO AMEND HAS BEEN PREPARED SOLELY FOR THE BENEFIT OF HOLDERS OF ELIGIBLE WARRANTS. DISTRIBUTION OF THIS OFFER TO AMEND AND EXERCISE TO ANY PERSON OTHER THAN SUCH HOLDERS AND THOSE PERSONS RETAINED TO ADVISE SUCH HOLDERS IS UNAUTHORIZED AND ANY REPRODUCTION OF THIS OFFER TO AMEND AND EXERCISE OR RELATED DOCUMENTS, IN WHOLE OR IN PART, IS PROHIBITED.

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THE SECURITIES BEING OFFERED PURSUANT TO THIS OFFER TO AMEND AND EXERCISE ARE BEING OFFERED PURSUANT TO EXEMPTIONS PROVIDED BY SECTION 4(a)(2) OF THE SECURITIES ACT OF 1933, AS AMENDED, REGULATION D THEREUNDER, CERTAIN STATE SECURITIES LAWS AND CERTAIN RULES AND REGULATIONS PROMULGATED THEREUNDER.

SUMMARY TERM SHEET AND Q&A

The following are answers to some of the questions that you may have about this offer. You should carefully read this entire offer, the accompanying letter from Nevan C. Elam dated December 15, 2016, and the election, warrant amendment and Withdrawal Forms together with their associated instructions. This offer is made subject to the terms and conditions of these documents as they may be amended. The information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Amend and the other offer documents. We have included in this summary references to other sections in this offer to help you find a more complete description of these topics.

Q1. What is the offer?

A1. This offer is a voluntary opportunity for you, if you are an eligible warrantholder, to agree to the amendment of certain of your outstanding Eligible Warrants. Such amendment will provide that you will be able to exercise the Amended Warrant at any time at a new exercise price of $1.65 per share during its term through January 31, 2020, unless there is an Acceleration Notice.

Terms Used in This Offer

The following are some terms that are frequently used in this Offer to Amend document.

•	“Addendum” refers to the document that will be provided to each person who holds Eligible Warrants. The Addendum will list Eligible Warrants, all of which were originally issued on the following dates and exercise prices:

Issue Date	Exercise Price
12/23/13	$1.89
12/31/13	$1.89
1/15/14	$1.89
3/31/14	$2.34
3/31/14	$2.03
3/31/14	$2.25
3/31/14	$1.38
3/31/14	$1.17
11/28/14	$2.50
12/31/14	$2.50
2/18/15	$2.50
2/23/15	$2.50
3/31/15	$2.50
4/6/15	$2.50

•	“Amended Warrants” refers to the Eligible Warrants that are amended pursuant to this offer.

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•	“amendment date” refers to the expiration date of the offer. This is the date when Eligible Warrants will be amended. We expect that the amendment date will be January 31, 2017, unless the offer is extended. If the expiration date of the offer is extended, then the amendment date will be similarly extended.

•	“eligible warrantholder” refers to a holder of Eligible Warrants.

•	“Eligible Warrants” refers to all warrants that may be amended pursuant to this offer, as described in Q&A 4 and Section 1 of the Offer to Amend document.

•	“executive officers” refers to those officers of AntriaBio listed on Schedule A to this Offer to Amend, who are officers for purposes of Section 16 of the Securities Exchange Act of 1934, as amended.

•	“expiration date” refers to the date that this offer expires. The expiration date will be January 31, 2017 at 4:00 p.m., Mountain Time, unless the offer is extended. We may extend the expiration date at our discretion. If we extend the offer, the term “expiration date” will refer to the time and date at which the extended offer expires.

•	“offer period” or “offering period” refers to the period from the commencement of this offer to the expiration date. This period will commence on December 15, 2016 and end at 4:00 p.m., Mountain Time, on January 31, 2017, unless the offer is extended.

Q2. Who is eligible to participate in this offer?

A2. You may participate in this offer if you are an original holder or permitted transferee of a warrant to purchase the Company’s common stock that was originally issued by the Company on December 23, 2013, December 31, 2013, January 15, 2014, March 31, 2014, November 28, 2014, December 31, 2014, February 18, 2015, February 23, 2015, March 31, 2015 or April 6, 2015 in connection with financing closings on such dates.

Q3. Which warrants are eligible for amendment in this offer?

A3. A warrant to purchase common stock is eligible for amendment (an “Eligible Warrant”) under this offer only if each of the following conditions is met:

•	the warrant was originally issued by AntriaBio on December 23, 2013, December 31, 2013, January 15, 2014, March 31, 2014, November 28, 2014, December 31, 2014, February 18, 2015, February 23, 2015, March 31, 2015 or April 6, 2015 in connection with an equity financing on such date; and
•	the warrant is held by an eligible warrantholder.

Q4. How do I participate in this offer?

A4. If you choose to participate in this offer, you must do the following no later than 4:00 p.m. Mountain Time on January 31, 2017 (the expiration date):

1.	Properly complete, sign and date the attached Election Form (the “Election Form”).

2.	Properly complete and sign the attached Agreement to Amend Warrants (the “Warrant Amendment”).

3.	Properly completed an Accredited Investor Questionnaire (the “Accredited Investor Questionnaire”).

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4.	Email the completed and signed Election Form, Warrant Amendment and Accredited Investor Questionnaire to Noopur Liffick at investor-relations@antriabio.com or send it via overnight courier or hand deliver it to her at her office at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027 for receipt no later than 4:00 p.m., Mountain Time on January 31, 2017. Only responses that are complete, signed and actually received by Ms. Liffick by the deadline will be accepted. THERE IS NO NEED TO SEND YOUR ELIGIBLE WARRANTS TO US. If you participate in this offer, you will be required to agree to the amendment of all your Eligible Warrants. To help you determine your outstanding Eligible Warrants and give you the tools to make an informed decision, we have provided you with an Addendum listing your Eligible Warrants.

This is a one-time offer. We reserve the right to reject any Election Forms or Warrant Amendments that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly completed documents promptly after the expiration of this offer. (See Section 4)

Your election to participate becomes irrevocable after 4:00 p.m. Mountain Time, on January 31, 2017, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date.

We may extend this offer. If we extend this offer, we will issue a press release, email or other communication disclosing the extension no later than 6:00 a.m., Mountain Time, on the U.S. business day following the previously scheduled expiration date.

Only responses that are complete, signed and actually received by Noopur Liffick by the deadline will be accepted. We intend to confirm the receipt of your Election Form, Accredited Investor Questionnaire, Warrant Amendment and/or any Withdrawal Form by e-mail within two (2) U.S. business days of our receipt. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form, Warrant Amendment and/or any Withdrawal Form.

Q4a. Is the offer only open to eligible warrantholders that meet the definition of “accredited investor” as defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”)?

A4a. No. Although the Company requires that eligible warrantholders complete an Accredited Investor Questionnaire, holders of Eligible Warrants are not required to be “accredited investors” as defined under Rule 501 of Regulation D in order to participate in this offer. All holders of Eligible Warrants at the time of their investment in the Company’s private placement financings on December 23, 2013, December 31, 2013, January 15, 2014, March 31, 2014, November 28, 2014, December 31, 2014, February 18, 2015, February 23, 2015, March 31, 2015 and April 6, 2015, respectively, represented to the Company that they were accredited investors as of the date of their investment. If any holders of Eligible Warrants have ceased to be accredited investors, we ask that they indicate as such in the Accredited Investor Questionnaire by checking the box marked “The undersigned is not an ‘accredited investor’ as defined under Rule 501 of Regulation D of the Securities Act of 1933, as amended.” We have included with this Offer to Amend an exhibit titled “Supplemental Company Information” that contains additional information that holders of Eligible Warrants who are no longer “accredited investors,” if any, should consider before making an investment decision.

Q5. Why is AntriaBio making this offer?

A5. The primary purpose of the tender offer is to reduce the exercise price for the Eligible Warrants to encourage warrantholders to exercise their warrants. The Company is providing additional time for warrantholders to review their investment decisions and exercise their Eligible Warrants.

For further discussion, see Section 3.

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Q6. If I decide to participate in the offer, what will happen to my current Eligible Warrants?

A6. If you elect to participate in the offer and have all of your Eligible Warrants amended, your Eligible Warrants will be amended on the same day as the expiration date. The amendment date will be January 31, 2017, unless the offer period is extended. As of that date, you will be able to exercise your eligible warrant pursuant to its amended terms. (See Section 6)

Q7. When will I receive my amendment reflecting my Amended Warrants?

A7. If accepted, we will send you the fully executed Warrant Amendment reflecting your Amended Warrants within 30 days of the amendment date.

Q8. Am I required to participate in this offer?

A8. No. Participation in this offer is completely voluntary. However, if you participate in this offer, you must agree to amend all of your Eligible Warrants. (See Section 2)

Q9. If I decide not to participate in the offer, what will happen to my Eligible Warrants?

A9. If you decide not to participate in the offer, your Eligible Warrants will (1) remain outstanding until they expire by their terms, and (2) retain their current terms.

Q10. What will be the exercise price of my Amended Warrants?

A10. The Amended Warrants will have an exercise price of $1.65 per share.

Q11. What are the tax consequences to my participation in the offer?

A11. The amendment of Eligible Warrants pursuant to the offer is intended to qualify as a tax-free recapitalization for U.S. federal income tax purposes. Holders of eligible warrants that participate in the offer generally should not recognize gain or loss for U.S. federal income tax purposes as a result of the amendment. See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 37 of this offer. This offer does not address the tax consequences of the amendment of eligible warrants pursuant to state and local laws or the tax laws of any non-U.S. jurisdiction. Accordingly, you should consult your own tax advisors regarding the U.S. federal income tax consequences of the offer to you, as well as any tax consequences that may arise under the laws of any non-U.S., state, local or other taxing jurisdiction.

Q12. If I hold multiple Eligible Warrants, can I choose which warrants I want to amend?

A12. No. This offer is being made on an “all or nothing” basis. This means that if you choose to amend any of your Eligible Warrants, you must agree to amend all of your Eligible Warrants. If you have exercised a portion of an eligible warrant, your election will apply to the portion that remains outstanding and unexercised. (See Section 2)

Q13. Once I have agreed to participate in the offer, is there anything I must do to receive the Amended Warrants?

A13. Once you have agreed to participate in this offer and completed and submitted the appropriate Election Form and Warrant Amendment, there is nothing that you must do to receive your Amended Warrants. If accepted, your Eligible Warrants will be amended effective as of the date the offer expires and sent to you within 30 days.

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Q14. How will AntriaBio confirm to me that my Election Form, Accredited Investor Questionnaire and Warrant Amendment or Withdrawal Form has been received?

A14. We intend to confirm the receipt of your Election Form, Accredited Investor Questionnaire and Warrant Amendment or any Withdrawal Form by e-mail within two (2) business days or in the event that you do not have an email address by letter delivered by overnight courier. If you have not received an e-mail confirmation or letter, you must confirm that we have received your documents.

Q15. Can I exchange shares of AntriaBio common stock that I acquired upon exercise of other warrants?

A15. No. This offer relates only to outstanding Eligible Warrants. You may not exchange shares of AntriaBio common stock acquired pursuant to the exercise of and Eligible Warrant or otherwise in this offer. (See Section 2)

Q16. What will be the financial accounting impact to the Company of amending Eligible Warrants?

A16. Under current financial accounting rules, following the amendment of Eligible Warrants as contemplated by this offer, the Amended Warrants will continue to be treated as equity on the Company’s balance sheet.

Q17. Will the terms and conditions of my Amended Warrants be the same as my Eligible Warrants?

A17. No. The Amended Warrants may be exercised at a price of $1.65 per share and will have an expiration date of January 31, 2020 unless an Acceleration Notice is received. All other terms and conditions of the Amended Warrants will remain the same as those of your eligible warrants.

Q18. What happens to my Eligible Warrants if I do not turn my Election Form and Warrant Amendment in by the deadline, choose not to participate or my Eligible Warrants are not accepted for amendment?

A18. If we do not receive your Election Form, Accredited Investor Questionnaire and Warrant Amendment by the deadline, you choose not to participate or your Eligible Warrants are not accepted for amendment, your existing warrants will (1) remain outstanding until they expire by their terms, and (2) retain their current terms.

Q19. What if AntriaBio is acquired by another company?

A19. If at any time there is any reorganization, recapitalization, merger or consolidation involving the Company in which shares of AntriaBio’s stock are converted into or exchanged for securities, cash or other property, or the Company will sell all or substantially all of its assets to any other person or entity (a “Reorganization”), then, as a part of such Reorganization, a legal provision will be made so that the warrantholder will be entitled to receive upon exercise of the Amended Warrant, the kind and amount of securities, cash or other property of the successor corporation resulting from such Reorganization, equivalent in value to that which a holder of the shares of common stock issuable upon exercise of the Amended Warrant deliverable upon exercise of the Amended Warrant would have been entitled in such Reorganization if the right to purchase the shares of common stock issuable upon exercise of the Amended Warrants hereunder had been exercised immediately prior to such Reorganization. In any such case, appropriate adjustment (as determined in good faith by the Board of Directors of the successor corporation) will be made in the application of the provisions of the Amendment Warrant with respect to the rights and interests of the holder after such Reorganization to the end that the provisions of the Amendment Warrant shall be applicable after the event, as near as reasonably may be, in relation to any shares or other securities deliverable after that event upon the exercise of this Amendment Warrant. (See Section 9)

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Q20. How does AntriaBio determine whether an Eligible Warrant has been properly tendered for amendment?

A20. We will determine, in our discretion, all questions about the validity, form, eligibility (including time of receipt), and acceptance of any Eligible Warrants. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or any Eligible Warrants tendered for amendment that we determine are not in appropriate form or that we determine are unlawful to accept. We will accept all properly tendered warrants that are not validly withdrawn, subject to the terms of this offer. No tender of Eligible Warrants will be deemed to have been properly made until all defects or irregularities have been cured or waived by us. We have no obligation to give notice of any defects or irregularities in any Election Form and we will not incur any liability for failure to give any notice. (See Section 4)

Q21. Will I receive an amendment to my Eligible Warrants tendered in this offer?

A21. Yes. All Amended Warrants will be represented by your existing warrant agreement with AntriaBio, plus a Warrant Amendment agreement between you and AntriaBio. (See Section 9)

Q22. Are there any conditions to this offer?

A22. Yes. The implementation of this offer is not conditioned upon a minimum number of eligible warrants being tendered. However, the completion of this offer is subject to a number of customary conditions that are described in Section 7 of this Offer to Amend. (See Section 7)

Q23. If you extend the offer, how will you notify me?

A23. If we extend this offer, we will issue a press release, e-mail or other form of communication disclosing the extension no later than 6:00 a.m., Mountain Time, on the next business day following the previously scheduled expiration date. (See Sections 2 and 15)

Q24. How will you notify me if the offer is changed?

A24. If we change the offer, we will issue a press release, e-mail or other form of communication disclosing the change no later than 6:00 a.m., Mountain Time, on the next business day following the day we change the offer. (See Sections 2 and 15)

Q25. Can I change my mind and withdraw from this offer?

A25. Yes. You may change your mind after you have submitted an Election Form, Accredited Investor Questionnaire and Warrant Amendment and withdraw from the offer at any time before the expiration date. If we extend the expiration date, you may withdraw your election at any time until the extended offer expires. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. (See Section 5)

Q26. How do I withdraw my election?

A26. To withdraw your election, you must do the following before the expiration date:

1.	Properly complete, sign and date the attached Withdrawal Form.
2.	Email the completed and signed Withdrawal Form to Noopur Liffick at investor-relations@antriabio.com or send it via overnight courier or hand deliver it to her at her office at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027 no later than 4:00 p.m., Mountain Time, on January 31, 2017. Only withdrawals that are complete, signed and actually received by Ms. Liffick by the deadline will be accepted.

Q27. What if I withdraw my election and then decide again that I want to participate in this offer?

A27. If you have withdrawn your election to participate and then decide again that you would like to participate in this offer, you may re-elect to participate by submitting a new properly completed Election Form, Accredited Investor Questionnaire and Warrant Amendment before the expiration date. The new Election Form, Accredited Investor Questionnaire and Warrant Amendment must be signed and dated after the date of your Withdrawal Form. Keep in mind that you may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. (See Section 5)

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Q28. Who can I talk to if I have questions about the offer, or if I need additional copies of the offer documents?

A28. For assistance with questions or for additional copies of documents, you should contact:

Noopur Liffick

AntriaBio, Inc.

1450 Infinite Drive

Louisville, Colorado 80027

investor-relations@antriabio.com

Q29. Will the shares issuable upon the exercise of Amended Warrants be registered?

A29. The Eligible Warrants, the Amended Warrants and the shares of common stock issuable upon exercise of the Eligible Warrants or Amended Warrants are “restricted securities” and may not be sold by the holder absent a registration statement covering the resale of the shares or an exemption from the registration requirement. There is no established trading market for the Eligible Warrants or the Amended Warrants, and we do not intend to list the Eligible Warrants or the Amended Warrants for trading on any exchange or market.

In connection with the private placement financings in which we issued Eligible Warrants to purchase 12,553,851 shares, we have previously filed Registration Statements on Form S-1 (File No. 333-196093 and File No. 333-204434) (the “Registration Statements”) to register the resale of certain of the shares of common stock underlying the Eligible Warrants under the Securities Act. Promptly following the Expiration Date, we intend to file a prospectus supplement to the prospectuses included in the Registration Statements to reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants and who are listed as selling stockholders in the Registration Statements may sell their shares of common stock covered under the Registration Statement in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectuses in the Registration Statements. Each holder of Eligible Warrants should read the applicable Prospectuses carefully before deciding whether to participate in the Offer to Amend. In addition, any holder (including any transferees or acquirers) of an Eligible Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectuses cannot resell the shares received by such holder upon exercise of an Eligible Warrant or Amended Warrant in reliance on the Prospectuses unless and until the Company files a prospectus supplement or a post-effective amendment to the Registration Statements to include such holder as a selling stockholder. Absent the filing of the prospectus supplements or post-effective amendments to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements. With respect to the Eligible Warrants to acquire an aggregate 3,897,064 shares of common stock with exercise prices of $1.17, $1.38, $2.03 and $2.25, respectively, we have not, and will not file a registration statement registering those shares of common stock issuable upon the exercise of such Eligible Warrants as those investors do not have registration rights. We will notify holders of Eligible Warrants in the Addendum whether their Eligible Warrants have registration rights.

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RISKS OF PARTICIPATING IN THE OFFER

Participating in the offer involves a number of risks, including those described below. This list and the risk factors under the heading entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2016, filed with the SEC on November 14, 2016 and in our annual report on Form 10-K for the fiscal year ended June 30, 2016, filed with the SEC on September 28, 2016 highlight the material risks of participating in this offer. You should carefully consider these risks and are encouraged to speak with your own personal financial planner or other investment and tax advisor as necessary before deciding to participate in the offer. In addition, we strongly urge you to read the sections in this Offer to Amend discussing the tax consequences in the United States, as well as the rest of this Offer to Amend for a more in- depth discussion of the risks that may apply to you before deciding to participate in the Offer.

In addition, this offer and our SEC reports referred to above include “forward-looking statements.” When used in this Offer to Amend, the words “will,” “anticipate,” “believe,” “estimate,” “expect,” “intend,” and “plan,” and other similar phrases, as they relate to us are intended to identify these forward-looking statements. All statements by us regarding our expected future financial position and operating results, our business strategy, our financing plans and expected capital requirements, forecasted trends relating to our services or the markets in which we operate and similar matters are forward-looking statements, and are dependent upon certain risks and uncertainties, including those set forth in this section and other factors elsewhere in this Offer to Amend. You should carefully consider these risks, in addition to the other information in this Offer to Amend and in our other filings with the SEC. The documents we file with the SEC, including the report referred to above, discuss some of the risks that could cause our actual results to differ from those contained or implied in the forward-looking statements. The safe harbor afforded by the Private Securities Litigation Reform Act of 1995 to certain forward-looking statements does not extend to forward-looking statements made by us in connection with the offer.

The following discussion should be read in conjunction with the financial statements and notes to the financial statements attached as Schedule B, as well as our most recent Forms 10-K, 10-Q and 8-K. We caution you not to place undue reliance on the forward-looking statements contained in this offer, which speak only as of the date hereof.

Risks Related to Our Business

We will need substantial additional capital to fund our operations. If we fail to obtain additional capital, we may be unable to complete the development and commercialization of our product candidates or continue our research and development programs.

Our operations consume substantial amounts of cash. We expect to spend substantial amounts on research and development, including preclinical and clinical studies for our product candidates, manufacturing materials and expanding our research and development program. As of September 30, 2016, we have $3.4 million in cash on hand. It is anticipated that we will need at least an additional $15 million in capital through December 2017 to cover operating expenses, clinical testing and development of pipeline products. We expect that our cash used by operations will continue to increase for the next several years. If we are unable to raise additional capital by the end of first quarter calendar year 2017, we may have to significantly delay, scale back or discontinue one or more of our drug development or research and development programs. We also may be required to: seek collaborators for our product candidates at an earlier stage than otherwise would be desirable and on terms that are less favorable than might otherwise be available; and relinquish, license or otherwise dispose of rights to technologies, product candidates or products that we would otherwise seek to develop or commercialize ourselves on terms that are less favorable than might otherwise be available.

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We may not be successful in our efforts to identify, discover or formulate product pipeline candidates.

Our primary strategy is to formulate and develop differentiated long-acting injectable therapies by applying our proprietary technology to known and well-characterized molecules. Research and development programs require substantial technical, financial and human resources to identify new product pipeline candidates. Our research and development programs may initially demonstrate success in identifying potential product pipeline candidates but subsequently fail to yield them. Through our research and development programs, if we are unable to formulate innovative long-acting therapies based on our microsphere platform technology or otherwise, our long-term business, financial position, income, expansion and outlook may be materially adversely affected.

Our corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to timely complete our other goals could be adversely impacted.

Our corporate objectives are dependent upon one another and to the extent that there is a delay or complication in any one objective, our ability to complete our other goals in a timely fashion could be adversely impacted. For example, prior to conducting our first human study, we must first file an IND for AB101 with the FDA and produce AB101 material under current good manufacturing practices (“cGMP”) conditions. We had experienced delays in finalizing the completion of our cGMP manufacturing suite as well as a delay in receiving certain equipment or parts for equipment used in the manufacturing process which has had an adverse impact our ability to manufacture sterile product which is needed to submit our IND and begin clinical studies.

Our manufacturing experience is limited.

We currently manufacture AB101. The manufacture of drugs for clinical trials and for commercial sale is subject to regulation by the FDA under cGMP regulations and by other regulators under other laws and regulations. We cannot assure you that we can successfully manufacture our products under cGMP regulations or other laws and regulations in sufficient quantities for clinical trials or for commercial sale, or in a timely or economical manner.

Our manufacturing facilities require specialized personnel and are expensive to operate and maintain. Any delay in the regulatory approval of product candidates to be manufactured in these facilities will require us to continue to operate these expensive facilities and retain specialized personnel, which may increase our losses. Construction of our manufacturing facility has been completed and validation is currently underway. Validation is an ongoing process that must be maintained to allow us to manufacture under cGMP guidelines. We cannot guarantee that the FDA or any foreign regulatory agencies will approve our other facilities or, once approved, that any of our facilities will remain in compliance with cGMP regulations.

The manufacture of pharmaceutical products is a highly complex process in which a variety of difficulties may arise from time to time. Specifically, the manufacture of microspheres consists of twelve highly engineered unit operations to produce a sterile dry powder in vial for re-suspension. We may not be able to resolve any such difficulties with this process in a timely fashion, if at all. We are currently the sole manufacturer of AB101 and if anything were to interfere with our continuing manufacturing operations in our facility, it could materially adversely affect our business and financial condition.

If one or more of our product candidates progress to mid- to late-stage development, we may incur significant expenses in the expansion and/or construction of manufacturing facilities and increases in personnel in order to manufacture product candidates. We cannot assure you that we have the necessary funds or that we will be able to develop this manufacturing infrastructure in a timely or economical manner, or at all.

Currently, our other potential product candidates are manufactured in small quantities for use in various studies. We cannot assure you that we will be able to successfully manufacture additional product candidates at a larger scale in a timely or economical manner, or at all. If and when any of these product candidates are ready for clinical trials, we will need to manufacture them in larger quantities. If we are unable to successfully increase our manufacturing scale or capacity, the regulatory approval of such clinical studies may be delayed.

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If we fail to develop manufacturing capacity and experience, fail to manufacture our product candidates economically or on reasonable scale or volumes, or in accordance with cGMP regulations, our development programs and commercialization of any approved products will be materially adversely affected. This may result in delays in filing our IND or in commencing our clinical trials. Any such delays could materially adversely affect our business and financial condition.

Results of preclinical testing or earlier clinical studies are not necessarily predictive of future results, therefore none of the product candidates we advance into clinical studies may have favorable results in later clinical studies or receive regulatory approval.

Success in preclinical testing and early clinical studies does not ensure that later clinical studies will generate adequate data to demonstrate the efficacy and safety of an investigational drug or biologic. A number of companies in the biopharmaceutical industry, including those with greater resources and experience, have suffered significant setbacks in Phase 3 clinical studies, even after seeing promising results in earlier clinical studies. We do not know whether any clinical studies we may conduct will demonstrate adequate efficacy and safety to result in regulatory approval to market any of our product candidates. If later stage clinical studies do not produce favorable results, our ability to achieve regulatory approval for any of our product candidates may be adversely impacted. Even if we believe that our product candidates have performed satisfactorily in preclinical testing and clinical studies, we may still fail to obtain FDA approval for our product candidates.

We may experience delays in our clinical trials that could adversely affect our financial position and our commercial prospects.

Many factors could affect the timing of clinical trials, including lack of cGMP drug product, slow patient recruitment, the proximity of patients to clinical sites, the eligibility criteria for the trial, competing clinical trials and new drugs approved for the conditions we are investigating. Other companies may be conducting clinical trials or may announce plans for future trials that will be seeking patients with the same indications as those we are studying. As a result of all of these factors, our trials may take longer to enroll patients than we anticipate. Delays in patient enrollment in the trials may increase our costs and slow down our product development and approval process. Our product development costs will also increase if we need to perform more or larger clinical trials than planned. Any delays in completing our clinical trials will delay our ability to generate revenue from product sales, and we may have insufficient capital resources to support our operations.

Due to our reliance on contract research organizations or other third parties to conduct clinical trials, we may not have complete control over the timing, conduct and expense of our clinical trials.

We plan to rely primarily on third parties to conduct our clinical trials. As a result, we will have less control over the conduct of the clinical trials, the timing and completion of the trials, the required reporting of adverse events and the management of data developed through the trial than would be the case if our own staff conducted all clinical trials. Communicating with outside parties can also be challenging, potentially leading to mistakes and difficulties in coordinating activities. Outside parties may have staffing difficulties, may undergo changes in priorities or may become financially distressed, adversely affecting their willingness or ability to conduct our trials. We may experience unexpected increased costs that are beyond our control. Problems with the timeliness or quality of the work of a contract research organization may lead us to seek to terminate the relationship and use an alternative service provider. However, making this change may be costly and may delay our trials, and contractual restrictions may make such a change difficult or impossible. Additionally, it may be impossible to find a replacement organization that can conduct our trials in an acceptable manner and at an acceptable cost.

Adverse events in our clinical trials may force us to stop development of our product candidates or prevent regulatory approval of our product candidates.

Our product candidates may produce serious adverse events in patients during clinical trials. These adverse events could interrupt, delay or halt clinical trials of our product candidates and could result in the FDA, or other regulatory authorities requesting additional preclinical data or denying approval of our product candidates for any or all targeted indications. An institutional review board, independent data safety monitoring board, the FDA, other regulatory authorities or the Company itself may suspend or terminate clinical trials at any time. We cannot assure you that any of our product candidates will prove safe for human use.

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If our product candidates do not meet safety or efficacy requirements, they will not receive regulatory approval and we will be unable to market them.

The process of drug development, regulatory review and approval typically is expensive, takes many years and the timing of any approval cannot be accurately predicted. If we fail to obtain regulatory approval for our current or future product candidates, we will be unable to market and sell such products and therefore may never be profitable.

As part of the regulatory approval process, we must conduct preclinical studies and clinical trials for each product candidate to demonstrate safety and efficacy. The number of preclinical studies and clinical trials that will be required varies depending on the product candidate, the indication being evaluated, the trial results and regulations applicable to any particular product candidate.

The results of preclinical studies and initial clinical trials of our product candidates do not necessarily predict the results of later-stage clinical trials. Product candidates in later stages of clinical trials may fail to show the desired safety and efficacy despite having progressed through initial clinical trials. We cannot assure you that the data collected from the preclinical studies and clinical trials of our product candidates will be sufficient to support approval by FDA or a foreign regulatory authority. In addition, the continuation of a particular study after review by an independent data safety monitoring board does not necessarily indicate that our product candidate will achieve the clinical endpoint.

The FDA and other regulatory agencies can delay, limit or deny approval for many reasons, including:

•	a product candidate may not be safe or effective;
•	our manufacturing processes or facility may not meet the applicable requirements; and
•	changes in regulatory agency approval policies or adoption of new regulations may require additional clinical trials or work on our end.

Any delay in, or failure to receive or maintain, approval for any of our products could prevent us from ever generating meaningful revenues or achieving profitability.

Our product candidates are prone to the risks of failure inherent in drug development. Before obtaining regulatory approvals for the commercial sale of any product candidate for a target indication, we must demonstrate safety in preclinical studies and effectiveness with substantial evidence gathered in well-controlled clinical studies. With respect to approval in the US, to the satisfaction of the FDA and, with respect to approval in other countries, to the satisfaction of regulatory authorities in those countries, we must demonstrate that the product candidate is safe and effective for use for that target indication and that the manufacturing facilities, processes and controls are adequate.

Despite our efforts, our product candidates may not:

•	offer therapeutic benefit or other improvements over existing, comparable therapeutics;
•	be proven safe and effective in clinical studies;
•	meet applicable regulatory standards;
•	be capable of being produced in sufficient quantities at acceptable costs;
•	be successfully commercialized; or
•	obtain favorable reimbursement.

We are not permitted to market AB101 or any of our other product candidates in the US until we receive approval of a new drug application, or approval of a biologics license application, from the FDA, or in any foreign countries until we receive the requisite approval from such countries. We have not submitted a new drug application or biologics license application or received marketing approval for any of our product candidates.

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Preclinical testing and clinical studies are long, expensive and uncertain processes. We may spend several years completing our testing for any particular product candidate, and failure can occur at any stage. Negative or inconclusive results or adverse medical events during a clinical study could also cause us or the FDA to terminate a clinical study or require that we repeat it or conduct additional clinical studies. Additionally, data obtained from a clinical study is susceptible to varying interpretations and the FDA or other regulatory authorities may interpret the results of our clinical studies less favorably than we do. The FDA and equivalent foreign regulatory agencies have substantial discretion in the approval process and may decide that our data is insufficient to support a marketing application and require additional preclinical, clinical or other studies.

Any failure or delay by our third-party suppliers on which we rely or intend to rely to provide materials necessary to develop and manufacture our drug products may delay or impair our ability to commercialize our product candidates.

We rely upon a small number of third-party suppliers for the manufacture of certain raw materials that are necessary to formulate our drug products, including AB101, for preclinical and clinical testing purposes. We intend to continue to rely on them in the future. We also expect to rely upon third parties to produce materials required for the commercial production of our product candidates if we succeed in obtaining necessary regulatory approvals. If we are unable to arrange for third-party sources, or do so on commercially unreasonable terms, we may not be able to complete development of or market our product candidates.

There are a small number of suppliers for raw materials that we use to manufacture our drugs. Such suppliers may not sell these raw materials at the times we need them or on commercially reasonable terms. We do not have any control over the process or timing of the acquisition of these raw materials by our manufacturers. Moreover, we currently do not have any agreements for the commercial production of these raw materials. Although we generally do not begin a clinical study unless we believe we have a sufficient supply of a product candidate to complete the clinical study, any significant delay in the supply of raw material components needed to produce a product candidate for a clinical study due to the need to replace a third-party manufacturer could considerably delay completion of our clinical studies, product testing and potential regulatory approval of our product candidates. If we or our manufacturers are unable to purchase these raw materials after regulatory approval has been obtained for our product candidates, the commercial launch of our product candidates would be delayed or there would be a shortage in supply of such product candidates, which would impair our ability to generate revenues from the sale of our product candidates.

If we successfully commercialize any of our product candidates, we may be required to establish commercial manufacturing capabilities of larger scale. In addition, as our drug development pipeline increases and matures, we will have a greater need for clinical study and commercial manufacturing capacity. We have no experience manufacturing pharmaceutical products on a commercial scale and we may need to rely on third-party manufacturers with capacity for increased production scale to meet our projected needs for commercial manufacturing, the satisfaction of which on a timely basis may not be met.

Our competitors may develop and market drugs that are less expensive, more effective or safer than our product candidates.

The pharmaceutical market is highly competitive. If approved by regulatory agencies and subsequently commercialized, our product candidates that contain currently approved active ingredients will likely face competition from existing products on the market. In particular, if we successfully commercialize AB101, our product candidate would compete directly against Sanofi’s Toujeo and Lantus, Novo Nordisk’s Levemir and Tresiba and Eli Lilly’s Basaglar, a biosimilar insulin glargine that will become available in the US in December 2016. Additionally, other pharmaceutical and biotechnology companies may develop improved formulations of the same drugs that compete with drug products we are developing. It is possible that our competitors will develop and market products that are less expensive, more effective or safer than our future products or that will render our products obsolete. We expect that competition from pharmaceutical and biotechnology companies, universities and public and private research institutions will increase. Many of these competitors have substantially greater financial, technical, research and other resources than we do. We may not have the financial resources, technical and research expertise or marketing, distribution or support capabilities to successfully compete with these competitors.

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After the completion of our clinical studies, we cannot predict whether or when we will obtain regulatory approval to commercialize our product candidates and we cannot, therefore, predict the timing of any future revenue from these product candidates.

Even if we achieve positive clinical results and file for regulatory approval, we cannot commercialize any of our product candidates until the appropriate regulatory agencies have reviewed and approved the applications for such product candidates. We cannot assure that the regulatory agencies will complete their review processes in a timely manner or that we will obtain regulatory approval for any product candidate we develop. Satisfaction of regulatory requirements typically takes many years, is dependent upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. In addition, we may experience delays or rejections based upon additional government regulation from future legislation or administrative action or changes in FDA policy during the period of product development, clinical studies and FDA regulatory review.

Even if our product candidates receive regulatory approval, they may still face future development and regulatory hurdles.

Even if US regulatory approval is obtained for a particular drug candidate, the FDA may still impose significant restrictions on marketing, indicated uses and/or require potentially costly post-approval studies or post-market surveillance. For example, the label ultimately approved, if any, may include restrictions on use. Further, the FDA may require that long-term safety data may need to be obtained as a post-market requirement. Even if the FDA or a foreign regulatory agency approves a product candidate, the approval may impose significant restrictions on the indicated uses, conditions for use, labeling, advertising, promotion, marketing and/or production of such product and may impose requirements for post-approval studies, including additional research and development and clinical trials. The FDA and other agencies also may impose various civil or criminal sanctions for failure to comply with regulatory requirements, including substantial monetary penalties and withdrawal of product approval.

In addition, manufacturers of drug products and their facilities are subject to continual review and periodic inspections by the FDA and other regulatory authorities for compliance with current good manufacturing practices and regulations. If we or a regulatory agency discovers previously unknown problems with a product, such as adverse events of unanticipated severity or frequency, or problems with the facility where the product is manufactured, a regulatory agency may impose restrictions on that product, the manufacturing facility or us, including requiring recall or withdrawal of the product from the market or suspension of manufacturing. If we, our product candidates or the manufacturing facilities for our product candidates fail to comply with applicable regulatory requirements, a regulatory agency may:

•	issue warning letters or untitled letters;
•	seek an injunction or impose civil or criminal penalties or monetary fines;
•	suspend or withdraw regulatory approval;
•	suspend any ongoing clinical studies;
•	refuse to approve pending applications or supplements to applications filed by us;
•	suspend or impose restrictions on operations, including costly new manufacturing requirements; or
•	seize or detain products, refuse to permit the import or export of products, or require us to initiate a product recall.

The occurrence of any event or penalty described above may inhibit our ability to commercialize our products and generate revenue.

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If any of our product candidates for which we receive regulatory approval does not achieve broad market acceptance, the revenue that we generate from its sales, if any, will be limited

The commercial success of our product candidates for which we obtain marketing approval from the FDA or other regulatory agencies will depend upon the acceptance of these products by the medical community, including physicians, patients and payors. The degree of market acceptance of any of our approved products will depend on a number of factors, including:

•	demonstration of clinical safety and efficacy compared to other products;
•	prevalence and severity of any adverse effects;
•	limitations or warnings contained in a product’s FDA-approved labeling;
•	availability of alternative treatments;
•	pricing and cost-effectiveness;
•	the effectiveness of our or any future collaborators’ sales and marketing strategies;
•	our ability to obtain and maintain sufficient third-party coverage or reimbursement from government health care programs, including
•	Medicare and Medicaid; and
•	the willingness of patients to pay out-of-pocket in the absence of third-party coverage.

If our product candidates are approved, but do not achieve an adequate level of acceptance by physicians, health care payors and patients, we may not generate sufficient revenue from these products, and we may not become or remain profitable. In addition, our efforts to educate the medical community and third-party payors on the benefits of our product candidates may require significant resources and may never be successful.

Recently enacted and future legislation or regulatory reform of the health care system in the US and foreign jurisdictions may affect our ability to sell our products profitably.

Our ability to commercialize our future products successfully, alone or with collaborators, will depend in part on the extent to which reimbursement for the products will be available from government and health administration authorities, private health insurers and other third-party payors. The continuing efforts of the US and foreign governments, insurance companies, managed care organizations and other payors of health care services to contain or reduce health care costs may adversely affect our ability to set fair prices for our products, generate revenues and achieve and maintain profitability.

Specifically, in both the US and some foreign jurisdictions, there have been a number of legislative and regulatory proposals to change the health care system in ways that could impact our ability to sell our products profitably. In March 2010, President Obama signed into law the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act, or collectively, the Health Care Reform Law, a sweeping law intended to broaden access to health insurance, reduce or constrain the growth of healthcare spending, enhance remedies against fraud and abuse, add new transparency requirements for healthcare and health insurance industries, impose new taxes and fees on the health industry and impose additional health policy reforms.

We will not know the full effects of the Health Care Reform Law until applicable federal and state agencies issue regulations or guidance under the new law. Although it is too early to determine the effect of the Health Care Reform Law, the new law appears likely to continue the pressure on pharmaceutical pricing, especially under the Medicare program, and also may increase our regulatory burdens and operating costs. We expect further federal and state proposals and health care reforms to continue to be proposed by legislators, which could limit the prices that can be charged for the products we develop and may limit our commercial opportunity.

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Also in the US, the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, also called the Medicare Modernization Act, or MMA, changed the way Medicare covers and pays for pharmaceutical products. The legislation expanded Medicare coverage for drug purchases by the elderly and introduced a new reimbursement methodology based on average sales prices for drugs. In addition, this legislation authorized Medicare Part D prescription drug plans to use formularies where they can limit the number of drugs that will be covered in any therapeutic class. As a result of this legislation and the expansion of federal coverage of drug products, we expect that there will be additional pressure to contain and reduce costs. These cost reduction initiatives and other provisions of this legislation could decrease the coverage and price that we receive for any approved products and could seriously harm our business. While the MMA applies only to drug benefits for Medicare beneficiaries, private payors often follow Medicare coverage policy and payment limitations in setting their own reimbursement rates, and any reduction in reimbursement that results from the MMA may result in a similar reduction in payments from private payors.

The continuing efforts of government and other third-party payors to contain or reduce the costs of health care through various means may limit our commercial opportunity. It will be time-consuming and expensive for us to go through the process of seeking reimbursement from Medicare and private payors. Our products may not be considered cost-effective, and government and third-party private health insurance coverage and reimbursement may not be available to patients for any of our future products or sufficient to allow us to sell our products on a competitive and profitable basis. Our results of operations could be adversely affected by the MMA, the Health Care Reform Law, and additional prescription drug coverage legislation, by the possible effect of this legislation on amounts that private insurers will pay and by other health care reforms that may be enacted or adopted in the future. In addition, increasing emphasis on managed care in the US will continue to put pressure on the pricing of pharmaceutical products. Cost control initiatives could decrease the price that we or any potential collaborators could receive for any of our future products and could adversely affect our profitability.

In some foreign countries, including major markets in the European Union and Japan, the pricing of prescription pharmaceuticals is subject to governmental control. In these countries, pricing negotiations with governmental authorities can take up to months or longer after the receipt of regulatory marketing approval for a drug product. To obtain reimbursement or pricing approval in some countries, we may be required to conduct a clinical study that compares the cost effectiveness of our product candidates to other available therapies. Such pharmacoeconomic studies can be costly and the results uncertain. Our business could be harmed if reimbursement of our products is unavailable, limited in scope or amount or if pricing is set at unsatisfactory levels.

We face potential product liability exposure, and, if successful claims are brought against us, we may incur substantial liability.

The use of our product candidates in clinical studies and the sale of any products for which we obtain marketing approval expose us to the risk of product liability claims. Product liability claims might be brought against us by consumers, health care providers, pharmaceutical companies or others selling or otherwise coming into contact with our products. If we cannot successfully defend ourselves against product liability claims, we could incur substantial liabilities. In addition, regardless of merit or eventual outcome, product liability claims may result in:

•	impairment of our business reputation;
•	withdrawal of clinical study participants;
•	costs of related litigation;
•	distraction of management’s attention from our primary business;
•	substantial monetary awards to patients or other claimants;
•	the inability to commercialize our product candidates; and
•	decreased demand for our product candidates, if approved for commercial sale.

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We currently do not have any product liability insurance coverage as we have not yet begun clinical trials for AB101, our lead product candidate. We plan to obtain product liability insurance prior to beginning our clinical trials. This product liability insurance coverage for our clinical studies may not be sufficient to reimburse us for all expenses or losses we may suffer. Moreover, insurance coverage is becoming increasingly expensive, and, in the future, we may not be able to maintain insurance coverage at a reasonable cost or in sufficient amounts to protect us against losses due to liability. If and when we obtain marketing approval for any of our product candidates, we intend to expand our insurance coverage to include the sale of commercial products; however, we may be unable to obtain this product liability insurance on commercially reasonable terms. On occasion, large judgments have been awarded in class action lawsuits based on drugs that had unanticipated adverse effects. A successful product liability claim or series of claims brought against us could cause our stock price to decline and, if judgments exceed our insurance coverage, could decrease our cash and adversely affect our business.

If we use hazardous and biological materials in a manner that causes injury or violates applicable law, we may be liable for damages.

Our research and development activities involve the controlled use of potentially hazardous substances, including toxic chemical and biological materials. We could be held liable for any contamination, injury or other damages resulting from these hazardous substances. In addition, our operations produce hazardous waste products. While third parties are responsible for disposal of our hazardous waste, we could be liable under environmental laws for any required cleanup of sites at which our waste is disposed. Federal, state, foreign and local laws and regulations govern the use, manufacture, storage, handling and disposal of these hazardous materials. If we fail to comply with these laws and regulations at any time, or if they change, we may be subject to criminal sanctions and substantial civil liabilities, which may harm our business. Even if we continue to comply with all applicable laws and regulations regarding hazardous materials, we cannot eliminate the risk of accidental contamination or discharge and our resultant liability for any injuries or other damages caused by these accidents.

If we are unable to establish sales and marketing capabilities or enter into agreements with third parties to market and sell our product candidates, we may be unable to generate any revenue.

We currently do not have dedicated staff for the sale, marketing and distribution of drug products. The cost of establishing and maintaining such a staff may exceed the cost-effectiveness of doing so. In order to market any products that may be approved by the FDA, we must build our sales, marketing, managerial and other non-technical capabilities or make arrangements with third parties to perform these services. If we are unable to establish adequate sales, marketing and distribution capabilities, whether independently or with third parties, we may not be able to generate product revenue and may not become profitable. We will be competing with many companies that currently have extensive and well-funded marketing and sales operations. Without an internal team or the support of a third party to perform marketing and sales functions, we may be unable to compete successfully against these more established companies.

Guidelines and recommendations published by various organizations may adversely affect the use of any products for which we may receive regulatory approval.

Government agencies issue regulations and guidelines directly applicable to us and to our product candidates. In addition, professional societies, practice management groups, private health or science foundations and organizations involved in various diseases from time to time publish guidelines or recommendations to the medical and patient communities. These various sorts of recommendations may relate to such matters as product usage and use of related or competing therapies. For example, organizations like the American Diabetes Association have made recommendations about therapies in the diabetes therapeutics market. Changes to these recommendations or other guidelines advocating alternative therapies could result in decreased use of any products for which we may receive regulatory approval, which may adversely affect our results of operations.

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Our independent registered public accounting firm’s report, contained herein, includes an explanatory paragraph that expresses substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared on the basis that we will continue as a going concern. For the period from March 24, 2010 to June 30, 2016, we have an accumulated deficit of approximately $44.0 million. As of June 30, 2016, our total stockholder’s equity was approximately $8.8 million and we had working capital of approximately $2.8 million. We expect to continue to incur losses for the foreseeable future as we develop and commercialize AB101, and we must raise additional capital from external sources in order to sustain our operations. Primarily as a result of our history of losses and limited cash balances, our independent registered public accounting firm has included in their audit report an explanatory paragraph expressing substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is contingent upon, among other factors, our ability to obtain financing to continue to fund our operations. We cannot provide any assurance that we will be able to raise additional capital. If we are unable to secure additional capital, we may be required to curtail our research and development initiatives and take additional measures to reduce costs in order to conserve our cash in amounts sufficient to sustain operations and meet our obligations. These measures could cause significant delays in the development of AB101 and other product candidates.

We are at an early stage of development as a company and we do not have, and may never have, any products that generate significant revenues.

We are at an early stage of development as a proprietary product specialty pharmaceutical company and we do not have any commercial products. Our existing product candidates will require extensive additional clinical evaluation, regulatory review, significant marketing efforts and substantial investment before they generate any revenues. Our efforts may not lead to commercially successful products, for a number of reasons, including:

•	our product candidates may not prove to be safe and effective in clinical trials;
•	we may not be able to obtain regulatory approvals for our product candidates or approved uses may be narrower than we seek;
•	we may not have adequate financial or other resources to complete the development and commercialization of our product candidates; or
•	any products that are approved may not be accepted or reimbursed in the marketplace.

We do not expect to be able to market any of our product candidates for a number of years. If we are unable to develop, receive approval for, or successfully commercialize any of our product candidates, we will be unable to generate significant revenues. If our development programs are delayed, we may have to raise additional capital or reduce or cease our operations.

Initially, we expect to derive all of our revenues, if any, from AB101. As we cannot currently enter the market with AB101, it is uncertain whether AB101 will achieve and sustain high levels of demand and market acceptance. Our success will depend to a substantial extent on our ability to successfully commercialize and market our products. Failure of consumers to accept AB101 would significantly adversely affect our revenues and profitability.

We have never generated any revenues and may never become profitable.

Since inception, we have not generated any revenues and have incurred an accumulated deficit of $44,044,830 through June 30, 2016. We expect to continue to incur substantial operating losses for the next several years as we move AB101 and other product candidates into clinical trials and continue our research and development efforts. To become profitable, we must successfully develop, manufacture and market our product candidates, either alone or in conjunction with possible collaborators. We may never have any revenues or become profitable.

Our limited operating history makes it difficult to evaluate our business and prospects.

Our operations to date have been limited to organizing and staffing our company, acquiring product and technology rights and conducting preclinical studies. We have not demonstrated an ability to produce product under cGMP conditions, conduct clinical trials, obtain regulatory approval for or commercialize a product candidate. Consequently, any predictions about our future performance may not be as accurate as they could be if we had a history of successfully testing, developing and commercializing pharmaceutical products.

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If we are unable to successfully remediate the material weakness in our internal control over financial reporting, the accuracy and timing of our financial reporting may be adversely affected, which may adversely affect investor confidence in us and, as a result, the value of our common stock.

In connection with the audit of the fiscal 2016 consolidated financial statements of AntriaBio, Inc., we noted a material weakness in our controls, principally as a result of not having segregated duties as our Chief Accounting Officer can initiate and complete transactions, not having measures that would prevent the Chief Accounting Officer from overriding the internal control system, and the Chief Accounting Officer is responsible for complex accounting issues without additional review from within the Company. A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting that results in more than reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis. We have also begun evaluating and implementing additional procedures to improve the segregation of duties. We cannot assure that these or other measures will fully remediate the deficiencies or material weakness described above. We also cannot assure you that we have identified all of our existing significant deficiencies and material weaknesses, or that we will not in the future have additional significant deficiencies or material weaknesses.

Operations outside the United States may be affected by different local politics, business and cultural factors, different regulatory requirements and prohibitions between jurisdictions.

Operations outside the United States may be affected by different local business and cultural factors, different regulatory requirements and prohibitions between jurisdictions, including the Foreign Corrupt Practices Act and local laws prohibiting corrupt payments; and changes in regulatory requirements for financing activities.

We are currently in the process of establishing a wholly-owned subsidiary in the Republic of Korea (South Korea). Our operations, once established, will be subject to various political, economic, and other risks and uncertainties inherent to the country. Among other risks, the registrant’s operations are subject to the risks of political conditions and governmental regulations. If there are any changes to government regulations that affect our ability to operate, we may face significant losses.

The persistently weak global economic and financial environment in many countries and increasing political and social instability may have a material adverse effect on our results.

Many of the world’s largest economies and financial institutions continue to be impacted by a weak ongoing global economic and financial environment, with some continuing to face financial difficulty, liquidity problems and limited availability of credit. It is uncertain how long these effects will last, or whether economic and financial trends will worsen or improve. Such uncertain times may have a material adverse effect on our results of operations, financial condition and, if circumstances worsen, our ability to raise capital at reasonable rates.

In addition, the varying effects of difficult economic times on the economies, currencies and financial markets of different countries could unpredictably impact, the conversion of our operating results into our reporting currency, the US dollar. Alternately, inflation could accelerate, which could lead to higher interest rates, which would increase our costs of raising capital.

In addition, increasing political and social instability around the world may lead to significant business disruptions or other adverse business conditions. Similarly, increased scrutiny of corporate taxes and executive pay may lead to significant business disruptions or other adverse business conditions, and may interfere with our ability to attract and retain qualified personnel in South Korea.

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Risks Related to Our Intellectual Property

Our current patent positions and license portfolio may not include all patent rights needed for the full development and commercialization of our product candidates. We cannot be sure that patent rights we may need in the future will be available to license on commercially reasonable terms, or at all.

We typically develop our product candidates using compounds that we have in-licensed, including the original composition of matter patents and patents that claim the activities and methods for such compounds’ production and use to the extent known at that time. For example, as part of the assets acquired from PR Pharmaceuticals, Inc., the Company obtained a license agreement that was originally executed with Brookwood Pharmaceuticals. The license agreement allows the Company to use certain controlled delivery technology for AB101 depending upon the Company’s formulation. Based upon the AB101 formulation that has been selected, the Company believes that the license is applicable and that under the terms of the license agreement, the Company would owe a single digit royalty to the license holder if such formulation is commercialized. The Company is still evaluating the need for a similar license for AB301. Such determination is dependent upon the Company’s final selection of a clinical candidate from the various formulations of AB301 that are currently in preclinical development. To the extent that the Company concludes that the technology is applicable to the formulation of the AB301 clinical candidate, the Company may need to obtain a license and no assurance can be given that a license will be granted, or that one will be granted on commercially reasonable terms.

As we learn more about the mechanisms of action and new methods of manufacture and use of these product candidates, we may file additional patent applications for these new inventions or we may need to ask our licensors to file them. We may also need to license additional patent rights or other rights on compounds, treatment methods or manufacturing processes because we learn that we need such rights during the continuing development of our product candidates.

Although our patents may prevent others from making, using or selling similar products, they do not ensure that we will not infringe the patent rights of third parties. We may not be aware of all patents or patent applications that may impact our ability to make, use or sell any of our product candidates or proposed product candidates. For example, because we sometimes identify the mechanism of action or molecular target of a given product candidate after identifying its composition of matter and therapeutic use, we may not be aware until the mechanism or target is further elucidated that a third party has an issued or pending patent claiming biological activities or targets that may cover our product candidate. US patent applications filed after November 29, 2000 are confidential in the US Patent and Trademark Office for the first 18 months after such applications’ earliest priority date, and patent offices in other countries often publish patent applications for the first time six months or more after filing. Furthermore, we may not be aware of published or granted conflicting patent rights. Any conflicts resulting from patent applications and patents of others could significantly reduce the coverage of our patents and limit our ability to obtain meaningful patent protection. If others obtain patents with conflicting claims, we may need to obtain licenses to these patents or to develop or obtain alternative technology.

We may not be able to obtain any licenses or other rights to patents, technology or know-how from third parties necessary to conduct our business as described in this report and such licenses, if available at all, may not be available on commercially reasonable terms. Any failure to obtain such licenses could delay or prevent us from developing or commercializing our drug candidates or proposed product candidates, which would harm our business. Litigation or patent interference proceedings may be necessarily brought against third parties, as discussed below, to enforce any of our patents or other proprietary rights or to determine the scope and validity or enforceability of the proprietary rights of such third parties.

If our or our licensors’ patent positions do not adequately protect our product candidates or any future products, others could compete with us more directly, which would harm our business.

Our commercial success will depend in part on our and our licensors’ ability to obtain additional patents and protect our existing patent positions, particularly those patents for which we have secured exclusive rights, as well as our ability to maintain adequate protection of other intellectual property for our technologies, product candidates and any future products in the US and other countries. If we or our licensors do not adequately protect our intellectual property, competitors may be able to use our technologies and erode or negate any competitive advantage we may have, which could materially harm our business, negatively affect our position in the marketplace, limit our ability to commercialize our product candidates and delay or render impossible our achievement of profitability. The laws of some foreign countries do not protect our proprietary rights to the same extent as the laws of the US, and we may encounter significant problems in protecting our proprietary rights in these countries.

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The patent positions of biotechnology and pharmaceutical companies, including our own patent position, involve complex legal and factual questions, and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We and our licensors will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies, product candidates and any future products are covered by valid and enforceable patents or are effectively maintained as trade secrets.

The degree of future protection for our proprietary rights is uncertain, and we cannot ensure that:

•	we or our licensors were the first to make the inventions covered by each of our pending patent applications;
•	we or our licensors were the first to file patent applications for these inventions;
•	others will not independently develop similar or alternative technologies or duplicate any of our technologies;
•	any of our or our licensors’ pending patent applications will result in issued patents;
•	any of our or our licensors’ patents will be valid or enforceable;
•	any patents issued to us or our licensors and collaborators will provide a basis for commercially viable products, will provide us with any competitive advantages or will not be challenged by third parties;
•	we will develop additional proprietary technologies or product candidates that are patentable; or
•	the patents of others will not have an adverse effect on our business.

We may be unable to adequately prevent disclosure of trade secrets and other proprietary information.

We rely on trade secrets to protect our proprietary know-how and technological advances, especially where we do not believe patent protection is appropriate or obtainable. However, trade secrets are difficult to protect. We rely in part on confidentiality agreements with our employees, consultants, outside scientific collaborators, sponsored researchers and other advisors to protect our trade secrets and other proprietary information. These agreements may not effectively prevent disclosure of confidential information and may not provide an adequate remedy in the event of unauthorized disclosure of confidential information. In addition, others may independently discover our trade secrets and proprietary information. Costly and time consuming litigation could be necessary to enforce and determine the scope of our proprietary rights. Failure to obtain or maintain trade secret protection could enable competitors to use our proprietary information to develop products that compete with our products or cause additional, material adverse effects upon our competitive business position.

Litigation regarding patents, patent applications and other proprietary rights may be expensive and time consuming. If we are involved in such litigation, it could cause delays in bringing product candidates to market and harm our ability to operate.

Our commercial success will depend in part on our ability to manufacture, use, sell and offer to sell our product candidates and proposed product candidates without infringing patents or other proprietary rights of third parties. Although we are not currently aware of any litigation or other proceedings or third-party claims of intellectual property infringement related to our product candidates, the pharmaceutical industry is characterized by extensive litigation regarding patents and other intellectual property rights. Other parties may obtain patents in the future and allege that the use of our technologies infringes these patent claims or that we are employing their proprietary technology without authorization. Likewise, third parties may challenge or infringe upon our or our licensors’ existing or future patents. Proceedings involving our patents or patent applications or those of others could result in adverse decisions regarding the patentability of our inventions relating to our product candidates or the enforceability, validity or scope of protection offered by our patents relating to our product candidates.

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Even if we are successful in these proceedings, we may incur substantial costs and divert management’s time and attention in pursuing these proceedings. If we are unable to avoid infringing the patent rights of others, we may be required to seek a license, defend an infringement action or challenge the validity of the patents in court. Patent litigation is costly and time-consuming. We may not have sufficient resources to bring these actions to a successful conclusion. In addition, if we do not obtain a license, develop or obtain noninfringing technology, fail to defend an infringement action successfully or have our patents declared invalid, we may incur substantial monetary damages; encounter significant delays in bringing our product candidates to market; or be precluded from participating in the manufacture, use or sale of our product candidates or methods of treatment requiring licenses.

If our patent and other intellectual property protection is inadequate, our sales and profits could suffer or competitors could force our products completely out of the market.

Patents which prevent the manufacture or sale of our products may be issued to others. We may have to license those patents and pay significant fees or royalties to the owners of the patents in order to keep marketing our products. This would cause profits on sales to suffer.

We have been granted patents or licensed patents in the US, but patent applications that have been, or may in the future be, filed by us may not result in the issuance of additional patents. The scope of any patent issued may not be sufficient to protect our technology. The laws of foreign jurisdictions in which we intend to sell our products may not protect our rights to the same extent as the laws of the US.

In addition to patent protection, we also rely on trade secrets, proprietary know-how and technology advances. We enter into confidentiality agreements with our employees and others, but these agreements may not be effective in protecting our proprietary information. Others may independently develop substantially equivalent proprietary information or obtain access to our know-how. Litigation, which is expensive, may be necessary to enforce or defend our patents or proprietary rights and may not end favorably for us. We may also choose to initiate litigation against other parties who we come to believe are infringing these patents. If such litigation is unsuccessful or if the patents are invalidated or canceled, we may have to write off the related intangible assets and such an event could significantly reduce our earnings. Any of our licenses, patents or other intellectual property may be challenged, invalidated, canceled, infringed or circumvented and may not provide any competitive advantage to us.

If the Company is required to impair their long-lived assets, the Company’s financial condition and results would be negatively affected.

If we are unable to manufacture products in our manufacturing facilities or successfully develop products using our patents that were purchased, the Company may incur events which could cause our long-lived assets to be impaired. If we evaluate our long-lived assets and deem that there is an impairment, under current accounting standards, the Company will be required to write down the assets. Any writedown would have a negative effect on our consolidated financial statements.

Risks Related to Our Common Stock

Investors may experience dilution if we issue additional shares of common stock.

In general, stockholders do not have preemptive rights to any common stock issued by us in the future. Therefore, stockholders may experience dilution of their equity investment if we issue additional shares of common stock in the future. This includes shares issuable under equity incentive plans, or if we issue securities that are convertible into shares of our common stock. Given that we will we require additional capital, we intend to raise funds in the future by issuing common stock that will cause dilution to our stockholders. We also have significant outstanding warrants to purchase common stock as well as a stock option pool available to employees, which if exercised, would cause dilution to our stockholders.

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There is a limited trading market for our common stock, which could make it difficult to liquidate an investment in our common stock, in a timely manner.

Our common stock is currently traded on the OTCQB. Because there is a limited public market for our common stock, investors may not be able to liquidate their investment whenever desired. We cannot assure that we will maintain an active trading market for our common stock and a lack of an active public trading market could mean that investors may be exposed to increased risk. In addition, if we failed to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect its liquidity.

With a limited trading market for our common stock, the trading price can be impacted by naked short selling.

Our stock price has been under downward pressure for over a year. Following some investigation and with the assistance of outside advisors, we believe we are the target of naked short selling. Naked short selling is when an investor sells shorts associated with shares that they do not possess and have not confirmed their ability to possess. This means they are betting the price of the shares will go down and they do not intend to consummate the transaction, but instead to settle the transaction in cash.

Naked short selling, a practice that is prohibited by the SEC's Regulation SHO, damages the value of companies by artificially pushing a company’s stock price down. In fact, the lower the price, the better. Upon tracking our trading activity, we have determined that approximately 44% of our daily trading volume is short selling and we believe that the short sellers have been lax at complying with Regulation SHO. There are no assurances that we will be able to curb the naked short selling of our stock.

If securities analysts do not publish research or reports about our business or if they downgrade us or our sector, the price of our common stock could decline.

The trading market for our common stock will depend in part on research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades us or the industry in which we operate or the stock of any of our competitors, the price of our common stock will likely decline. If one or more of these analysts ceases coverage altogether, we could lose visibility, which could also lead to a decline in the price of the common stock.

We cannot ensure that our common stock will be listed on a securities exchange, which may adversely affect your ability to dispose of our common stock in a timely fashion.

We plan to seek listing of our common stock on the NYSE MKT or NASDAQ exchange as soon as reasonably practicable. In 2011, the NYSE MKT and the NASDAQ amended their listings to restrict the ability of companies that have completed reverse mergers to list their securities on such exchanges. In order to become eligible to list their securities on such exchange, reverse merger companies must have had their securities traded on an over-the-counter (OTC) market for at least one year, maintained a certain minimum closing price for no less than 30 of the most recent 60 days prior to the filing of an initial listing application and prior to listing, and timely filed with the SEC all required reports since consummation of the reverse merger, including one annual report containing audited financial statements for a full fiscal year commencing after the date of the filing of the Form 8-K containing the Company’s Form 10 information. To date the Company has not met all of the filing requirements above and may not be able to satisfy the initial listing standards of the NYSE MKT or NASDAQ exchanges in the foreseeable future or at all. Even if we are able to list our common stock on such exchange, we may not be able to maintain a listing of the common stock on such stock exchange.

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The market price and trading volume of our common stock may be volatile, which may adversely affect its market price.

The market price of our common stock could be subject to significant fluctuations due to factors such as:

•	actual or anticipated fluctuations in our financial condition or results of operations;
•	limited trading activity;
•	success or failure of our operating strategies and our perceived prospects; realization of any of the risks described in this section; failure to be covered by securities analysts or failure to meet the expectations of securities analysts;
•	decline in the stock prices of peer companies; and
•	discount in the trading multiple of our common stock relative to that of common stock of certain of our peer companies due to perceived risks associated with our smaller size.

As a result, shares of our common stock may trade at prices significantly below the price an investor paid to acquire them. Furthermore, declines in the price of our common stock may adversely affect the Company’s ability to conduct future offerings or to recruit and retain key employees.

Our common stock may be considered a “penny stock.”

Trades of our common stock are subject to Rule 15g-9 promulgated by the SEC under the Exchange Act, which imposes certain requirements on broker/dealers who sell securities subject to the rule to persons other than established customers and accredited investors. For transactions covered by the rule, broker/dealers must make a special suitability determination for purchasers of the securities and receive the purchaser’s written agreement to the transaction prior to sale. The SEC also has other rules that regulate broker/dealer practices in connection with transactions in “penny stocks.” Penny stocks generally are equity securities with a price of less than $5.00 (other than securities listed on a national securities exchange, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. These disclosure requirements have the effect of reducing the level of trading activity in the secondary market for our common stock. As a result of the foregoing, investors may find it difficult to sell their shares.

We have no current plan to pay dividends on our common stock and investors may lose the entire amount of their investment.

We have no current plans to pay dividends on our common stock. Therefore, investors will not receive any funds absent a sale of their shares. We cannot assure investors of a positive return on their investment.

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THE OFFER

1.	Eligibility.

You are an “eligible warrantholder” if you are a holder or permitted transferee of a warrant to purchase our common stock that was originally issued by us, including:

•	Warrants to purchase an aggregate of 118,753 shares of common stock at an exercise price of $1.89 per share issued on December 23, 2013;
•	Warrants to purchase an aggregate of 8,334 shares of common stock at an exercise price of $1.89 per share issued on December 31, 2013;
•	Warrants to purchase an aggregate of 98,172 shares of common stock at an exercise price of $1.89 per share issued on January 15, 2014;
•	Warrants to purchase an aggregate of 6,287,671 shares of common stock at an exercise price of $2.34 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 3,249,717 shares of common stock at an exercise price of $2.03 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 426,008 shares of common stock at an exercise price of $2.25 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 114,492 shares of common stock at an exercise price of $1.38 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 106,847 shares of common stock at an exercise price of $1.17 per share issued on March 31, 2014;
•	Warrants to purchase an aggregate of 1,782,783 shares of common stock at an exercise price of $2.50 per share issued on November 28, 2014;
•	Warrants to purchase an aggregate of 1,960,774 shares of common stock at an exercise price of $2.50 per share issued on December 31, 2014;
•	Warrants to purchase an aggregate of 897,004 shares of common stock at an exercise price of $2.50 per share issued on February 18, 2015;
•	Warrants to purchase an aggregate of 327,921 shares of common stock at an exercise price of $2.50 per share issued on February 23, 2015;
•	Warrants to purchase an aggregate of 307,798 shares of common stock at an exercise price of $2.50 per share issued on March 31, 2015; and
•	Warrants to purchase an aggregate of 764,641 shares of common stock at an exercise price of $2.50 per share issued on April 6, 2015.

To participate in the offer, you must hold Eligible Warrants (as described below).

2.	Number of Warrants; Expiration Date.

Subject to the terms and conditions of this offer, we will accept for amendment eligible warrants that are held by eligible warrantholders and that are properly elected to be amended, and such election is not validly withdrawn, before the expiration date.

A warrant to purchase common stock is eligible for amendment (an “Eligible Warrant”) under this offer only if each of the following conditions is met:

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•	the warrant was originally issued by AntriaBio on December 23, 2013, December 31, 2013, January 15, 2014, March 31, 2014, November 28, 2014, December 31, 2014, February 18, 2015, February 23, 2015, March 31, 2015 or April 6, 2015 in connection with an equity financing on such date; and
•	the warrant is held by an eligible warrantholder.

This offer is being made on an “all or nothing” basis. This means that if you choose to amend any of your Eligible Warrants, you must agree to the amendment of all of your eligible warrants. If you have exercised a portion of an Eligible Warrant, your election will apply to the portion that remains outstanding and unexercised.

Subject to the terms of this offer and upon our acceptance of your properly tendered Election Form and Warrant Amendment, your Eligible Warrants will be amended as of the expiration date of this offer, which is expected to be January 31, 2017. The current form of warrant agreement and the form of Warrant Amendment to be used in connection with this offer is attached as an exhibit to the Schedule TO with which this offer has been filed.

The expiration date for this offer will be 4:00 p.m., Mountain Time, on January 31, 2017, unless we extend the offer. We may, in our discretion, extend the offer, in which event the expiration date shall refer to the latest time and date at which the extended offer expires. See Section 15 of this Offer to Amend for a description of our rights to extend, terminate and amend the offer.

3.	Purpose of the Offer.

The primary purpose of the tender offer is to reduce the exercise price for the warrants as well as to provide additional time for warrantholders to exercise their warrants.

Neither we nor our board of directors makes any recommendation as to whether you should accept this offer, nor have we authorized any person to make any such recommendation. You should evaluate carefully all of the information in this offer and consult your own personal financial planner or other investment and tax advisors. You must make your own decision about whether to participate in this offer.

4.	Procedures for Electing to Amend Warrants.

Proper Election to Amend Warrants.

Participation in this offer is voluntary. To participate in this offer, you must, in accordance with the instructions of the Election Form, properly complete, sign and deliver the Election Form, Accredited Investor Questionnaire and Warrant Amendment to Noopur Liffick at email address at investor-relations@antriabio.com, or send them by overnight courier or hand deliver them to Noopur Liffick at her office at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado, along with any other required documents. Ms. Liffick must receive the properly completed and signed Election Forms before the expiration date. The expiration date will be 4:00 p.m., Mountain Time, on January 31, 2017, unless we extend the offer.

If you participate in this offer, you must agree to the amendment of all of your Eligible Warrants. To help you recall your outstanding Eligible Warrants, we will provide you with an Addendum listing your Eligible Warrants and whether the shares of common stock issuable upon the exercise of the Eligible Warrants have registration rights. If we do not receive your Election Form, Accredited Investor Questionnaire and Warrant Amendment by the deadline, then you will not participate in the offer, and all Eligible Warrants you currently hold will remain unchanged.

Your election to participate becomes irrevocable after 4:00 p.m. Mountain Time, on January 31, 2017, unless the offer is extended past that time, in which case your election will become irrevocable after the new expiration date. You may change your mind after you have submitted an Election Form, Accredited Investor Questionnaire and Warrant Amendment and may withdraw from the offer at any time before the expiration date, as described in Section 5. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date.

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We intend to confirm the receipt of your Election Form, Accredited Investor Questionnaire, Warrant Amendment and/or any Withdrawal Form by e-mail or in the event you do not have an email address, by letter delivered by overnight courier within two (2) business days of our receipt. If you have not received an e-mail confirmation, you must confirm that we have received your Election Form, Accredited Investor Questionnaire, Warrant Amendment and/or any Withdrawal Form. Only responses that are complete, signed and actually received by Ms. Liffick by the deadline will be accepted.

This is a one-time offer, and we will strictly enforce the election period. We reserve the right to reject any documents that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to the terms and conditions of this offer, we will accept all properly tendered Election Forms and Warrant Amendments promptly after the expiration of this offer.

Our receipt of your Election Form, Accredited Investor Questionnaire and Warrant Amendments is not by itself an acceptance of your Eligible Warrants for amendment. For purposes of this offer, we will be deemed to have accepted Eligible Warrants for amendment that are validly elected to be amended and are not properly withdrawn as of the time when we give oral or written notice to the warrantholders generally of our acceptance of warrants for amendment. We may issue this notice of acceptance by press release, e-mail or other methods of communication. Eligible Warrants accepted for amendment will be amended on the expiration date, which we currently expect will be January 31, 2017.

Determination of Validity; Rejection of Eligible Warrants; Waiver of Defects; No Obligation to Give Notice of Defects.

We will determine, in our discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any documents. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any Election Form or Warrant Amendment that we determine is not in appropriate form or that we determine is unlawful to accept. We will accept all properly completed Election Forms and Warrant Amendments that are not validly withdrawn. We also reserve the right to waive any of the conditions of the offer or any defect or irregularity in any document or for any particular warrantholder, provided that if we grant any such waiver, it will be granted with respect to all warrantholders and tendered documents containing the same defect. No tender of documents will be deemed to have been properly made until all defects or irregularities have been cured by the tendering warrantholder or waived by us. This is a one-time offer. We will strictly enforce the election period, subject only to an extension that we may grant in our discretion.

Our Acceptance Constitutes an Agreement.

Your election to amend Eligible Warrants through the procedures described above constitutes your acceptance of the terms and conditions of this offer. Our acceptance of your Election Form, Accredited Investor Questionnaire and Warrant Amendment will constitute a binding agreement between AntriaBio and you upon the terms and subject to the conditions of this offer.

5.	Withdrawal Rights and Change of Election.

You may withdraw Election Forms and Warrant Amendments only in accordance with the provisions of this section.

If you have previously elected to amend your warrants, you may withdraw that election at any time before the expiration date, which is expected to be 4:00 p.m., Mountain Time, on January 31, 2017. If we extend the offer, you may withdraw your election to amend at any time until the extended expiration date.

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To validly withdraw your election to amend your warrants, you must deliver to Noopur Liffick, at email address investor-relations@antriabio.com, or send by overnight courier or hand deliver to Ms. Liffick at her office at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, in accordance with the procedures described in Section 4 above, a signed and dated Withdrawal Form with the required information, while you still have the right to withdraw your election to amend the warrants. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election or Withdrawal Form we receive before the expiration date. Ms. Liffick must receive the properly completed and signed Withdrawal Form before the expiration date. The expiration date will be 4:00 p.m., Mountain Time, on January 31, 2017, unless we extend the offer.

Once you have submitted a properly completed, signed and dated Withdrawal Form, your Eligible Warrants will not be deemed to have been tendered for amendment pursuant to the offer, unless you properly re-elect to amend all eligible warrants before the expiration date. To re-elect to amend all of your eligible warrants, you must submit a new Election Form to Ms. Liffick before the expiration date by following the procedures described in Section 4 of this Offer to Amend. This new Election Form must be properly completed and signed and must bear a date after your original Election Form date and after your Withdrawal Form date. You also must have submitted a signed Warrant Amendment.

We will determine, in our discretion, all questions as to the form and validity, including time of receipt, of Withdrawal Forms and new Election Forms. Our determination of these matters will be final and binding.

We intend to confirm the receipt of your Withdrawal Form and/or any Election Form by e-mail or in the event you do not have an email address, by letter delivered by overnight courier, within two (2) business days of our receipt. If you have not received an e-mail confirmation, you must confirm that we have received your Withdrawal Form and/or any Election Form. Only responses that are complete, signed, dated and actually received by Ms. Liffick by the deadline will be accepted. Responses submitted by any other means, including U.S. mail (or other post), are not permitted.

6.	Acceptance of Warrants for Amendment and Amendment of Tendered Eligible Warrants.

Upon the terms and conditions of this offer and promptly following the expiration date, we will accept for amendment all Eligible Warrants with respect to which we have received a properly completed, signed and dated Election Form, Accredited Investor Questionnaire and Warrant Amendment that have not subsequently been validly withdrawn before the expiration date. Subject to the terms and conditions of this offer, if your Eligible Warrants are properly tendered by you for amendment and accepted by us, these Eligible Warrants will be amended as of the expiration date. We expect that the expiration date will be January 31, 2017, unless the offer period is extended. As of that same date, you will become entitled to receive the Amended Warrants described below.

For purposes of the offer, we will be deemed to have accepted Eligible Warrants for amendment that are validly tendered and are not properly withdrawn as of the time when we give oral or written notice to the warrantholders generally of our acceptance for amendment of the warrants. This notice may be made by press release, email or other method of communication. Subject to our rights to terminate the offer, discussed in Section 15 of this Offer to Amend, we currently expect that we will accept promptly after the expiration date all properly tendered Eligible Warrants that have not been validly withdrawn.

In exchange for your election and agreement to amend your Eligible Warrants, you will be entitled to receive a fully executed Warrant Amendment from the Company. The Warrant Amendment, together with your existing warrant agreement, will represent your Amended Warrants. We will amend the eligible warrants you elected to tender effective as of the amendment date. The amendment date will be the same date as the expiration date. We expect the amendment date will be January 31, 2017. If the expiration date is delayed, the amendment date will be similarly delayed.

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Warrants that we do not accept for amendment will remain outstanding until they expire by their terms and will retain their current terms.

Please see Section 13 for a description of certain U.S. federal income tax consequences to you of either accepting or not participating in this offer.

7.	Conditions of the Offer.

The Offer to Amend is subject to certain conditions, as described herein:

As part of the Election to Participate, the holders of the Eligible Warrants must complete an Accredited Investor Questionnaire. The holders of the Eligible Warrants previously represented to the Company that they were “accredited investors” in connection with the transactions in which such holders acquired the Eligible Warrants. The holders must complete this questionnaire even if they are no longer “accredited investors”.  The Company has included with this Offer to Amend an exhibit titled “Supplemental Company Information” that contains additional information that holders of Investor Warrants who are no longer “accredited investors,” if any, should consider before making an investment decision.

The conditions to this offer are for our benefit. We may assert them in our discretion regardless of the circumstances giving rise to them before the expiration date. We may waive any condition, in whole or in part, at any time and from time to time before the expiration date, in our discretion, whether or not we waive any other condition to the offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of such rights, but will be deemed a waiver of our ability to assert the condition that was triggered with respect to the particular circumstances under which we failed to exercise our rights. Any determination we make concerning the events described in this Section 7 will be final and binding upon all persons.

8.	Price Range of Shares Underlying the Eligible Warrants.

AntriaBio common stock that underlies your warrants is traded on the OTCQB of the OTC Markets Group under the trading symbol “ANTB.” The following table sets forth the high and low last reported sale price information for our common stock for the fiscal quarters:

	Common Stock
	High	Low

First quarter 2015	$2.22	$1.35
Second quarter 2015	$1.50	$0.90
Third quarter 2015	$2.25	$1.21
Fourth quarter 2015	$2.00	$1.20
First quarter 2016	$2.00	$1.13
Second quarter 2016	$1.79	$1.03
Third quarter 2016	$1.50	$0.80
Fourth quarter 2016	$1.18	$0.80
First quarter 2017	$1.45	$0.81

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On December 12, 2016, the closing price of our common stock as reported on the OTCQB was $1.08 per share.

You should evaluate current market quotes for our common stock, among other factors, before deciding whether or not to accept this offer.

9.	Source and Amount of Consideration; Terms of Amended Warrants.

Consideration.

We will amend your eligible warrants if you have properly elected to amend them and we accept them for such amendment. The consideration for this amendment is principally that your eligible warrants will be amended to decrease the exercise price to be more consistent with current trading prices and with an extended expiration date due to the Company’s delay in initiating our first human clinical study for AB101.

If we receive and accept tenders from eligible warrantholders of all warrants eligible to be tendered, subject to the terms and conditions of this offer, we will amend eligible warrants to purchase a total of approximately 16,450,915 shares of our common stock, or approximately 40% of the total shares of our common stock outstanding as of December 12, 2016.

General Terms of Amended Warrants.

If we accept your election to amend your eligible warrants, you will receive one executed Warrant Amendment, which will identify all warrants that are being amended. Your existing warrants, together with the Warrant Amendment, will constitute Amended Warrants.

Each warrant that is amended will be amended on the date that this offer expires. Amended Warrants will thereafter:

•	represent the right to acquire the same number of shares of common stock that were subject to your eligible warrants before the amendment,
•	be exercisable at a new exercise price of $1.65 per share,
•	be exercisable at any time prior to expiration (January 31, 2020) or the twentieth (20) day after the date on which the Acceleration Notice (as defined in the Amended Warrant) is given (the “Expiration Date”), at which time this Warrant shall expire and become void, but if such date is a day on which federal or state chartered banking institutions located in the State of Delaware are authorized to close, then on the next succeeding day which shall not be such a day. In the event that (A) the common stock trades in the United States at a closing price of greater than $3.30 per share for a period of at least twenty-five (25) days during any thirty (30) Trading Day trading period; (B) the daily trading volume of the common stock in the United States for at least twenty (20) consecutive days during such trading period shall be greater than 250,000 shares of common stock and (C) the shares of common stock underlying the Warrant are registered on an effective registration statement pursuant to the Securities Act of 1933, as amended (an “Acceleration Event”), the Company may, at its option, accelerate the Expiration Date of the warrant by giving notice within five (5) business days of any such Acceleration Event (the “Acceleration Notice”). The Holder may exercise the Warrant after the issuance of the Acceleration Notice, but if not exercised, the Warrant shall expire on the Expiration Date and have no further force and effect.
•	be represented by your original warrant agreement with AntriaBio plus the Warrant Amendment.

The offer is not conditioned upon a minimum number of outstanding eligible warrants being tendered for amendment, but the offer is subject to customary conditions, which we have described in Section 7 of this Offer to Amend.

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If you elect to amend your eligible warrants as described in this Offer to Amend and if your warrants are accepted for amendment, we will amend your eligible warrants and you will receive an executed warrant agreement as described above.

We will send you the applicable Warrant Amendment shortly following the expiration of this offer.

10.	Information Concerning AntriaBio.

Our principal executive offices are located at 1450 Infinite Drive, Louisville, Colorado 80027, and our telephone number is (303) 222-2128.

Questions regarding the Amended Warrants should be directed to Noopur Liffick.

AntriaBio, Inc. is a biopharmaceutical company that develops novel, sustained release injectable therapies. We apply our proprietary formulation and manufacturing capabilities to known, well-characterized molecules to create differentiated, patent-protected therapies that have the potential to significantly improve existing standards of care.

Lead Product Candidate: AB101

Our lead product candidate, AB101, is a microsphere formulation of PEGylated human recombinant insulin, is being developed as an extended acting basal insulin intended for once-weekly subcutaneous injection, for use alone and in combination with bolus prandial insulin or oral glucose lowering therapies, to improve glycemic control in patients with Type 1 and Type 2 Diabetes Mellitus. We believe that AB101 has the potential to provide a near peak-less, slow and uniform release of basal insulin. The current standard of care in the $11 billion basal insulin market is daily or twice a day injections.

AB101 Formulation

To formulate AB101 we use PEGylation chemistry to attach a low molecular weight (5000 Daltons) polyethylene glycol (“PEG”) to the phenylalanine amino acid residue on the N-terminus of insulin’s B peptide chain to create PEGylated insulin (“peginsulin”). By attaching a PEG in this fashion, human insulin becomes amphiphilic and can be uniformly co-dissolved in a solvent with a biodegradable polymer (“PLGA”). Following the dissolution of peginsulin and PLGA, the solvent is removed through an emulsification process and when dried, uniform microspheres are formed in a solid state solution. Prior to administration, the microspheres are reconstituted in an aqueous solution and when injected, the microspheres dissolve through hydrolysis, releasing insulin at a slow, steady and predictable rate over the course of a week.

AB101 Preclinical Studies and Clinical Plans

In 2015, as a precursor to our US clinical studies and in order to fulfill requirements of the US Food and Drug Administration (“FDA”) in support of an Investigational New Drug (“IND”) filing, we conducted pre-clinical studies, including acute and sub-acute toxicity studies in two species, safety pharmacology, and mutagenicity/genotoxicity studies. The intended clinical development plan for AB101 is consistent with the FDA’s Guidance for Industry, Diabetes Mellitus: Developing Drugs and Therapeutic Biologics for Treatment and Prevention, and will be generally modeled after recent development programs for long-acting basal insulin products. Variations will be introduced to account for the specific characteristics of AB101, as applicable. The overall goal of the program will be to demonstrate efficacy and safety of once-weekly AB101 compared to currently available basal insulins. The single ascending dose study in Type 1 and Type 2 Diabetes Mellitus will be followed by repeat dose pharmacokinetics and the pharmacodynamics studies. Euglycemic clamping will be utilized to evaluate the time-action profile for glucose lowering following repeated once-weekly doses of AB101, and to determine steady-state. In addition, the Company plans to conduct a Phase 2 program to assess and confirm the intended dosing profile, specifically of the once weekly dosing frequency, and for dose-ranging. The Phase 3 registration program will comprise multiple studies to compare efficacy and safety to currently available basal insulins, in various combinations with bolus insulin and/or oral glucose lowering agents. It will be of adequate size to meet recommended guidance for assessing chronic safety when used for Diabetes Mellitus.

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Next Product Candidate: AB301

In September 2015, we announced the addition of AB301 to our product development pipeline. As a potential treatment for patients with Type 2 diabetes, AB301 is a once-weekly injectable combination of a PEGylated human glucagon-like peptide-1 (“GLP-1”) agonist and AB101, our basal insulin lead product candidate. We believe that there is a potential advantage of combining a GLP-1 agonist with basal insulin to complement glycemic control while attenuating weight gain and hypoglycemic risk. As a once-weekly injectable therapy, AB301 would be differentiated from potential competing combination therapies that require daily injections. In vitro and in vivo studies completed to date indicate that AB301 has the potential to be a well-tolerated, effective therapy for Type 2 diabetes and we are engaged in ongoing preclinical studies of AB301. Prior to initiating any IND-enabling studies for AB301, we are monitoring the FDA’s actions with respect to its evaluation around potential competing combination therapies.

Competition

We face competition from pharmaceutical and biotechnology companies, academic institutions, governmental agencies, and private research organizations in recruiting and retaining highly qualified scientific personnel and consultants and in the development and acquisition of technologies. If successfully commercialized, AB101 would compete directly against Sanofi’s Lantus and Toujeo, Novo Nordisk’s Levemir and Tresiba, Eli Lilly’s Basaglar as well as any other branded or biosimilar basal insulin therapies that obtain regulatory approval in advance of AB101. Sanofi’s iGlarLixi and Novo Nordisk’s IDegLira are daily injectable GLP-1 agonist and basal insulin combination therapies that were recently approved by the FDA. IDegLira was approved for commercial use in the European Union under the trade name Xultophy in September 2014. Adocia recently announced plans to develop BioChaperone Glargine Dulaglutide and BioChaperone Liraglutide, which are GLP-1 agonist and basal insulin combination therapies consisting of insulin glargine (Lantus®) and either Eli Lilly’s Trulicty (dulaglutide) or Novo Nordisk’s Victoza (liraglutide). If we successfully develop and commercialize AB301, it would compete directly against iGlarLixi, IDegLira, BioChaperone Glargine Dulaglutide, BioChaperone Liraglutide and any other GLP-1 agonist and basal insulin combination therapies that obtain regulatory approval. Sanofi and Novo Nordisk are large pharmaceutical companies with substantially greater financial, marketing and development resources than AntriaBio. Further, the pharmaceutical and biotechnology industries are very competitive and are characterized by rapid and continuous technological innovation. We believe there are a number of additional therapies in preclinical and clinical development to treat diabetes that may result in effective, commercially successful treatments, including drugs that may be in development by Sanofi, Novo Nordisk, Eli Lilly and other organizations. Each of these therapies and others may compete with AB101 and AB301.

Intellectual Property

As an innovator in the development of extended release drug therapies, we are executing a patent strategy to protect technologies and inventions that are essential to our business. As part of this strategy, we will continue to build on our existing patent portfolio by filing patent applications for additional product candidates, and novel technologies, through ongoing research and development. Our patent strategy also involves relying upon trade secrets and know-how – particularly in formulation and manufacturing – in order to develop and maintain our competitive position.

One of our patents involves a single-step method for rapidly and efficiently preparing conjugates of insulin and its analogs with hydrophilic polymers, such as PEG. This method includes reacting a protein and a hydrophilic polymer in the presence of at least one organic solvent and at least one metal chelator, under near-neutral conditions. More specifically, this invention is directed to the site-specific modification of the proteins with PEG. It also provides a pharmaceutical formulation for the uniform mixture of the protein-PEG conjugate in a biodegradable polymer. This patent, which expires in April 2024, is issued in the US, Australia, India, Japan and Europe, and is pending in Canada, Brazil, China and Hong Kong.

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As it relates to this invention, our lead product candidate, AB101, is comprised of a PEG molecule linked to human recombinant insulin specifically at the phenylalanine amino acid at position B1. We formulate a biodegradable microsphere that is a homogenous solid solution of PLGA and the insulin-PEG conjugate is formulated. We plan to apply this method of preparing protein-polymer conjugates, and formulating them with biodegradable polymers to future product candidates as well.

As part of our strategy to enhance our patent portfolio, in July 2014, we filed a nonprovisional patent application covering novel methods and systems used to create biodegradable microparticles with superior syringeability, injectability, flowability, and uniformity. This patent is issued in the US and is pending in other jurisdictions, which expires in 2034. The methods claimed in the patent are directed towards the microsphere manufacturing technology platform that is broadly applicable to current and future products under development. Additionally, we filed a provisional patent application in December 2014 around novel compositions and systems used to create formulations for sustained release products that are used by themselves or in combination with other molecules. Further, we filed a provisional patent application in June 2015 around improved methods for site-specific amine pegylation. We plan on filing additional patent applications over time that are directed towards both technology enhancements and product candidates.

Government Regulation

Regulation by governmental authorities in the US and other countries is a significant factor in the development, manufacture and marketing of pharmaceutical products. All of our potential products will require regulatory approval by governmental agencies prior to commercialization. In particular, pharmaceutical therapies are subject to rigorous preclinical testing and clinical trials and other pre-market approval requirements by the FDA and regulatory authorities in foreign countries. Various federal, state and foreign statutes and regulations also govern or influence the manufacturing, safety, labeling, storage, record keeping and marketing of such products.

We are also subject to various federal, state, and local laws, regulations and recommendations relating to safe working conditions; laboratory and manufacturing practices; the experimental use of animals; and the use and disposal of hazardous or potentially hazardous substances, including radioactive compounds and infectious disease agents, used in connection with our research, development and manufacturing.

Research and Development

We incurred approximately $9,448,000 and $4,701,000 in research and development expenses for the years ended June 30, 2016 and 2015, respectively.

Employees

As of June 30, 2016, we had thirty full-time employees as well as four contract employees, all of whom have experience with pharmaceutical, biotechnology or medical product companies. None of our employees or contractors are covered by collective bargaining agreements.

Corporate Information

In March 2010, an entity was incorporated in Delaware (“Antria Acquisition Corp.”) with the express purpose of acquiring the assets of PR Pharmaceuticals, Inc., a corporation that prior to declaring bankruptcy in 2008, developed proprietary technology to be used with active pharmaceutical ingredients to create sustained release injectable formulations, including what is now known as AB101.

On July 26, 2010, the Company was incorporated in Nevada under the name “Fits My Style Inc.” and had no revenue and or operations other than capital formation and the development of a business plan related to the creation of a retail related mobile application.

On January 31, 2013, the following transactions occurred: (i) Antria Acquisition Corp. purchased the assets of PR Pharmaceuticals Inc.; (ii) Antria Acquisition Corp. became a wholly-owned operating subsidiary of the Company in a reverse merger; and (iii) the Company ceased operations of “Fits My Style” and instead became a sustained release biopharmaceutical corporation known as “AntriaBio, Inc.”

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11.	Interests of Directors and Executive Officers and Affiliates; Transactions and Arrangements Concerning the Warrants.

A list of our directors and executive officers is attached to this Offer to Amend as Schedule A. As of December 15, 2016, one of or directors holds warrants that may participate in the Offer to Amend on the same terms and conditions as the other eligible warrantholders. The information is as follows:

Name	Position with the Company	Number of Eligible Warrants	Percentage of Eligible Warrants Total
LRFA, LLC (Controlled by David Welch)	David Welch is a Director of the Company	1,726,112	10.49%

Except as described above, none of the Company’s other executive officers, directors or control persons hold eligible warrants.

12.	Legal Matters; Regulatory Approvals.

We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our amendment of Eligible Warrants as contemplated by the offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency or any OTC listing requirements that would be required for the acquisition or ownership of our warrants as contemplated herein. Should any additional approval or other action be required, we currently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, could be obtained or what the conditions imposed in connection with such approvals would entail or whether the failure to obtain any such approval or other action would result in adverse consequences to our business. Our obligation under the offer to accept elections to amend warrants is subject to the conditions described in Section 7 of this Offer to Amend.

If we are prohibited by applicable laws or regulations from amending Eligible Warrants on the amendment date, we will not amend such Eligible Warrants. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the amendment, but if the amendment is prohibited on the amendment date, we will not amend any Eligible Warrants and you will not receive any other benefit.

13.	Certain U.S. Federal Income Tax Consequences.

The following is a summary of certain material U.S. federal income tax consequences of participating in this offer and having your Eligible Warrants amended as described herein. This summary is addressed solely to holders of Eligible Warrants that are “U.S. holders.” A U.S. holder is a beneficial owner of warrants that, for U.S. federal income tax purposes is (1) an individual treated as a citizen or resident of the United States, (2) a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States any state thereof, or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if it (a) is subject to the primary supervision of a U.S. court and the control of one of more U.S. persons or (b) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person. If a partnership is a beneficial owner of eligible warrants, the partnership and its partners should consult their own tax advisors about the U.S. federal income, non-U.S., state, local and other tax consequences of the amendment of such warrants pursuant to this Offer to Amend.

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This discussion is based on the U.S. Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder and current administrative and judicial interpretations, all as in effect as of the date of this Offer to Amend. All of these authorities may be subject to differing interpretations or repealed, revoked or modified, possibly on a retroactive basis, which could materially alter the U.S. federal income tax consequences described in this disclosure. The U.S. federal, state and local tax consequences for each warrant holder will depend upon that warrant holder’s individual circumstances. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of warrant holders. If you are not subject to taxation in the United States, or you are a U.S. holder but are also subject to the tax laws of another jurisdiction, you should be aware that there might be other tax consequences that may apply to you. We strongly recommend that you consult with your own tax advisors to discuss the U.S. federal, state, local and non-U.S. tax consequences to you of the amendment of your warrants pursuant to this Offer to Amend.

We have not obtained, and will not obtain a ruling from the IRS or an opinion from legal counsel with respect to any U.S. federal income tax consequences of the amendment described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court.

This discussion assumes that the warrants to be amended are, and the Amended Warrants will be, held as a capital asset within the meaning of Code Section 1221 (generally, property held for investment). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to particular holders in light of their personal investment or tax circumstances or to persons that are subject to special tax rules. For example, this summary of U.S. tax consequences does not address the tax treatment of special classes of holders, such as: (a) financial institutions or financial services entities; (b) insurance companies; (c) taxpayers who have elected mark-to-market accounting for U.S. tax purposes; (d) tax-exempt entities; (e) governments or agencies or instrumentalities thereof; (f) regulated investment companies or real estate investment trusts; (g) broker-dealers; (h) United States expatriates or former long-term residents of the United States; (i) persons subject to the alternative minimum tax; (j) partnerships or other pass-through entities; (k) persons that hold warrants as part of a straddle, constructive sale, hedging, conversion or other integrated transaction; (l) controlled foreign corporations; (m) corporations that accumulate earnings to avoid U.S. federal income tax; (n) passive foreign investment companies; (o) holders who acquired their warrants as compensation; (p) holders that own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power of the outstanding shares of the Company; and (q) persons whose functional currency is not the U.S. dollar.

If you are a warrant holder who agrees to the amendment of all of your outstanding eligible warrants, you should not be required to recognize income or gain for U.S. federal income tax purposes at the time of the amendment. Your tax basis and holding period in your warrants should not change as a result of the amendment. You will recognize taxable income or gain, to the extent applicable, at the time that you sell your Amended Warrant or sell shares of common stock received upon the exercise of your warrants. It is unclear whether your holding period in the common stock you receive upon the exercise of your warrants will include your holding period in the warrants.

If you do not participate in the offer, you should not be required to recognize income or gain for U.S. federal income tax purposes at the time of the amendment. Your tax basis and holding period in your warrants should not change as a result of the amendment. You will recognize taxable income or gain, to the extent applicable, at the time that you sell your warrants or sell shares of common stock received upon the exercise of your warrants. It is unclear whether your holding period in the common stock you receive upon the exercise of your warrants will include your holding period in the warrants.

You should consult with your own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of participating or not participating in the offer, as the tax consequences to you are dependent, in part, on your own tax situation.

14.	Extension of Offer; Termination; Amendment.

We reserve the right, in our discretion, at any time and regardless of whether or not any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to extend the period during which the offer is open and delay the acceptance for amendment of any warrants. If we elect to extend the period during which this offer is open, we will give you oral or written notice of the extension and delay, as described below. If we extend the expiration date, we will also extend your right to withdraw tenders of eligible warrants until such extended expiration date. In the case of an extension, we will issue a press release, e-mail or other form of communication no later than 6:00 a.m., Mountain Time, on the next business day after the previously scheduled expiration date.

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We also reserve the right, in our reasonable judgment, before the expiration date to terminate or amend the offer and to postpone the expiration of the offer (resulting in a delay of our acceptance and amendment of any Eligible Warrants elected to be amended) if any of the events listed in Section 7 of this Offer to Amend occurs, by giving oral or written notice of the termination or postponement to you or by making a public announcement of the termination. Our reservation of the right to delay our acceptance and amendment of Eligible Warrants elected to be amended is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must make the amendments offered or relinquish our rights to amend the Eligible Warrants promptly after termination or withdrawal of a tender offer.

Subject to compliance with applicable law, we further reserve the right, before the expiration date, in our discretion, and regardless of whether any event listed in Section 7 of this Offer to Amend has occurred or is deemed by us to have occurred, to amend the offer in any respect, including by changing the terms of the amendments offered in this offer to warrantholders.

The minimum period during which the offer will remain open following material changes in the terms of the offer or in the information concerning the offer, other than a change in the amendments being offered by us, will depend on the facts and circumstances of such change, including the relative materiality of the terms or information changes. If we modify the amendments being offered by us in this offer, the offer will remain open for at least ten (10) business days from the date of notice of such modification. If any term of the offer is amended in a manner that we determine constitutes a material change adversely affecting any holder of eligible warrants, we will promptly disclose the amendments in a manner reasonably calculated to inform holders of eligible warrants of such amendment, and we will extend the offer’s period so that at least five (5) business days, or such longer period as may be required by the tender offer rules, remain after such change.

For purposes of the offer, a “business day” means any day other than a Saturday, Sunday or a U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

15.	Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting Eligible Warrants to be amended through this offer.

16.	Additional Information.

This Offer to Amend is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer to Amend does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with the SEC before making a decision on whether to agree to the amendment of your eligible warrants:

1.	Our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2016, filed with the SEC on November 14, 2016;
2.	Our annual report on Form 10-K for our fiscal year ended June 30, 2016, filed with the SEC on September 28, 2016; and
3.	Our current report(s) on Form 8-K filed with the SEC on December 10, 2015, March 2, 2016, June 3, 2016, June 22, 2016, July 29, 2016, October 6, 2016, and November 4, 2016.

These filings, our other annual, quarterly and current reports, and our other SEC filings may be examined, and copies may be obtained, at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at www.sec.gov.

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Each person to whom a copy of this Offer to Amend is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into such documents, at no cost, by writing to us at AntriaBio, Inc., 1450 Infinite Drive, Louisville, Colorado 80027, or sending an email to Ms. Liffick at investor-relations@antriabio.com.

As you read the documents listed above, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Amend, you should rely on the statements made in the most recent document.

The information contained in this Offer to Amend about us should be read together with the information contained in the documents to which we have referred you in making your decision as to whether or not to participate in this offer.

The Company issued the Eligible Warrants in private placement transactions in reliance on the exemption from registration provided by Rule 506 of Regulation D under the Securities Act. In connection with such transactions, the holders of the Eligible Warrants represented that they were “accredited investors.” The Company has included with this Offer to Amend and Exercise an exhibit titled “Supplemental Company Information” that contains additional information that holders of Eligible Warrants, if any, who are no longer an “accredited investors” should consider before making an investment decision.

17.	Financial Statements.

Attached as Schedule B to this offer are (i) audited financial statements from our annual reports on Form 10-K for our fiscal year ended June 30, 2016 and June 30, 2015, (ii) our unaudited financial statements from our quarterly report on Form 10-Q for our fiscal quarter ended September 30, 2016 and (iii) pro forma financial statements showing the pro forma effect of the offer. More complete financial information may be obtained by accessing our public filings with the SEC by following the instructions in Section 16 of this Offer to Amend.

18.	Registration of Shares of Common Stock Issuable Upon the Exercise of Eligible Warrants.

In connection with the private placement financings in which we issued Eligible Warrants to purchase 12,553,821 shares, we have previously filed Registration Statements on Form S-1 (File No. 333-196093 and File No. 333-204434) (the “Registration Statements”) to register the resale of certain of the shares of common stock underlying the Eligible Warrants under the Securities Act. Promptly following the Expiration Date, we intend to file a prospectus supplement to the prospectuses included in the Registration Statements to reflect the substantive changes from the information currently set forth in such prospectus as a result of the Offer to Amend. Thereafter, the holders of shares of common stock issuable upon exercise of the Amended Warrants and who are listed as selling stockholders in the Registration Statements may sell their shares of common stock covered under the Registration Statements in accordance with the resale restrictions set forth in the “Plan of Distribution” section of the Prospectuses in the Registration Statements. Each holder of Eligible Warrants should read the applicable Prospectuses carefully before deciding whether to participate in the Offer to Amend. In addition, any holder (including any transferees or acquirers) of an Eligible Warrant or Amended Warrant who is not listed as a selling stockholder in the Prospectuses cannot resell the shares received by such holder upon exercise of an Eligible Warrant or Amended Warrant in reliance on the Prospectuses unless and until the Company files a prospectus supplement or a post-effective amendment to the Registration Statements to include such holder as a selling stockholder. Absent the filing of the prospectus supplements or post-effective amendments to the Registration Statement, the holder (including any transferees or acquirers) will be required to qualify for an exemption from the registration requirements. With respect to the Eligible Warrants to acquire an aggregate 3,897,064 shares of common stock with exercise prices of $1.17, $1.38, $2.03 and $2.25, respectively, we have not, and will not file a registration statement registering those shares as those investors do not have registration rights. We will notify holders of Eligible Warrants in the Addendum whether the shares of common stock issuable under the exercise of the Eligible Warrants have registration rights.

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19.	Miscellaneous.

We have not authorized any person to make any recommendation on our behalf as to whether you should elect to amend your warrants through the offer. You should rely only on the information in this document or documents to which we have referred you. We have not authorized anyone to give you any information or to make any representations in connection with the offer other than the information and representations contained in this Offer to Amend and in the related Warrant Amendment documents. If anyone makes any recommendation or representation to you or gives you any information, you must not rely upon that recommendation, representation or information as having been authorized by us.

41

SCHEDULE A

INFORMATION CONCERNING THE EXECUTIVE OFFICERS AND DIRECTORS OF ANTRIABIO, INC.

The following table sets forth certain information with respect to our current directors, executive officers and key employees. The ages of the directors, executive officer and key employees are shown as of December 14, 2016.

Name	Position	Age
Nevan C. Elam	Chief Executive Officer and Chairman of the Board	49
Sankaram Mantripragada, Ph.D.	Chief Scientific Officer	57
Hoyoung Huh, Ph.D.	Director, Chairman of the Scientific Advisory Board and Business Development	47
Barry Sherman, M.D	Director	75
David F. Welch, Ph.D.	Director	55
Morgan Fields	Chief Accounting Officer	36

Set forth below is biographical information with respect to each of the aforementioned individuals.

Nevan C. Elam. Mr. Elam serves as our Chief Executive Officer and as the Chairman of our Board. Mr. Elam was as a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014. Prior to his service with Antria and Konus Advisory Group, Inc., Mr. Elam served as Chief Executive Officer and President of AeroSurgical Ltd., a medical device company operating out of Ireland. Prior to his service with AeroSurgical Ltd., Mr. Elam was Head of the Pulmonary Business Unit and Senior Vice President of Nektar Therapeutics from April, 2007 through December 2008 and served as Nektar's Senior Vice President of Corporate Operations and General Counsel from January 2005 through April 2007. From March 2004 through December 2004, Mr. Elam served as an Advisor to E2open, Inc. From February 2002 through March 2004, Mr. Elam served as Chief Financial Officer of E2open and from October 2000 to February 2002, he served as Vice President of Business and Corporate Development of E2open. Prior to E2open, Mr. Elam was a Partner in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, where he served for eight years. He serves as Director of pH Pharma, Co., Ltd, Savara, Inc., and AeroSurgical Ltd. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelors of Arts from Howard University. We believe that Mr. Elam’s experience advising pharmaceutical companies of their unique legal and regulatory obligations qualifies him to serve on the Board.

Sankaram Mantripragada, Ph.D. Dr. Mantripragada serves as our Chief Scientific Officer. Prior to his service with our Company, Dr. Mantripragada served as the Chief Scientific Officer of Antria Delaware. Prior to his service with Antria Delaware, Dr. Mantripragada served as VP of Research and Development of PR Pharmaceuticals from June 2005 until October 2009. From October 2004 until June 2005, Dr. Mantripragada was an advisor to companies specializing in diabetes, cell-based therapies and cardiovascular diseases. Dr. Mantripragada served as Director, Research and Development of Guidant Corporation, now part of Abbott Vascular, from September 2003 until October 2004. Prior to that, he served as Director, Research and Development and Vice President, Scientific Development of SkyePharma from September 1992 until September 2003. Prior to that, he was an Assistant Professor of Biochemistry at the University of Virginia, School of Medicine from January 1989 until September 1994. Dr. Mantripragada obtained his Ph.D. in Molecular Biophysics from the Indian Institute of Science and completed a postdoctoral research program at the Max Planck Institute for Biophysical Chemistry in Germany.

1

Hoyoung Huh, M.D., Ph.D. Dr. Huh serves as a member of our Board, Chairman of our Scientific Advisory Board and Business Development. Dr. Huh is also currently the Chief Executive Officer and Chairman of pH Pharma, Co., Ltd. Dr. Huh was a Managing Director of Konus Advisory Group, Inc. from January 2012 to September 2014 with Mr. Elam. Prior to founding Konus Advisory Group, Inc., Dr. Huh was Chief Executive Officer of BiPar Sciences, Inc. from February 2008 until December 2010. In addition, Dr. Huh has been involved in the formation, management and board positions of multiple biotechnology and innovation-based companies. Dr. Huh currently serves as the Chairman of the Board of Geron Corporation and CytomX Therapeutics as well as on the board of directors for Addex Therapeutics, ReSurge International and SF Jazz. Dr. Huh holds an M.D. from Cornell University Medical College, a Ph.D. in Genetics/Cell Biology from the Cornell University/Sloan-Kettering Institute, and a Bachelor’s degree in biochemistry from Dartmouth College. We believe that Dr. Huh’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

Barry Sherman, M.D. Dr. Sherman serves as a member of our Board. Dr. Sherman was most recently President and CEO of StemPar Sciences, a newly formed company in the emerging field of cancer metabolism. He has more than 30 years of experience in academic and pharmaceutical biomedical research. Dr. Sherman was Genentech's first Senior Vice President and Chief Medical Officer, served as President and CEO of Anergen Inc., and was a founder of Pain Therapeutics and BiPar Sciences. Prior to joining Genentech in 1985, Dr. Sherman was Professor of Medicine and Endocrinology at the University of Iowa-College of Medicine, where he served as Associate Chairman of the Department of Internal Medicine and Director of the National Institutes of Health-Sponsored Clinical Research Center. Dr. Sherman is a graduate of the University of Michigan where he received both his A.B. and M.D. degrees with honors. We believe that Dr. Sherman’s medical experience and his experience working with pharmaceutical companies qualifies him to serve on the Board.

David F. Welch, Ph.D. Dr. Welch serves as a member of our Board. Dr. Welch is the co-founder of Infinera Corporation and has served as the President since June 2013 and as a member of the Board since October 2010. Dr. Welch has served in various executive roles within Infinera Corporation since May of 2001. Prior to joining Infinera, Dr. Welch served in various executive roles, including as Chief Technology Officer of the Transmission Products Group of JDS Uniphase Corporation, an optical component company, and Chief Technology Officer and Vice President of Corporate Development of SDL Inc., an optical component company. Dr. Welch holds over 130 patents, and has been awarded the Optical Society of America’s (“OSA”) Adolph Lomb Medal, Joseph Fraunhofer Award, the John Tyndall Award and the IET JJ Thompson Medal for Achievement in Electronics, in recognition of his technical contributions to the optical industry. He is a Fellow of OSA and the Institute of Electrical and Electronics Engineers. We believe that Dr. Welch’s leadership experience and his experience with public companies qualifies him to serve on the Board.

Morgan Fields. Ms. Fields serves as our Chief Accounting Officer. Ms. Fields, has served as the Controller of Antria Delaware since October 2012. Prior to joining AntriaBio, Ms. Fields was an Assurance Director with McGladrey LLP and had been with McGladrey LLP since 2003. Ms. Fields received her Bachelor's degree in accounting as well as her Masters in Accounting from the University of Northern Iowa.

Family Relationships

There are no family relationships between any of our directors or executive officers.

Legal Proceedings

During the past ten years, we are not aware of any legal proceedings to which any of our executive officers or any associate of any of our executive officers, any directors or person nominated to become a director was involved in which is required to be disclosed pursuant to Item 401(f) of Regulation S-K.

Code of Ethics

We have adopted a code of business conduct and ethics that is applicable to all of our employees, officers and directors. The code is available on our web site, www.antriabio.com, under the “Investor Relations” tab. We intend to disclose future amendments to, or waivers from, certain provisions of our code of ethics, if any, on the above website within four business days following the date of such amendment or waiver.

2

Committees of the Board of Directors

We have no standing audit, compensation, corporate governance or nominating committee as our entire Board performs the function of each of these committees. We do not have a financial expert on our Board, however we will consider adding a financial expert as we continue to grow and increase our Board.

The Company has established a Scientific Advisory Board. Dr. Huh serves as the Chairman of the Scientific Advisory Board. The other members of the board are Fredrick B. Kraemer, M.D., Philip Home, M.A., D.Phil., D.M., F.R.C.P., Jerrold Olefsky, M.D., Andrew R. Hoffman, M.D., and C. Ronald Kahn, M.D.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The following tables set forth information as of December 12, 2016 regarding the ownership of our common stock by:

•	each person who is known by us to own more than 5% of our shares of common stock; and
•	each named executive officer, each director and all of our directors and executive officers as a group.

The number of shares beneficially owned and the percentage of shares beneficially owned are based on 40,952,450 shares of common stock outstanding as of December 12, 2016.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC and generally includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares that an individual or entity has the right to acquire beneficial ownership of within 60 days through the exercise of any warrant, stock option, or other right. Shares subject to options that are exercisable within 60 days following December 12, 2016, are deemed to be outstanding and beneficially owned by the optionee for the purpose of computing share and percentage ownership of that optionee but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table, and as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

3

	Shares of Common Stock		Percentage of Class
Name and Address of Benefical Owner	Beneficially Owned		Beneficially Owned

Striker Asia Opportunities Fund Corporation(1) c/o 17th Floor, Guandong Investment Tower 148 Connaught Road Central, Hong Kong	4,457,962		10.3%

LRFA, LLC (2) 217 Camino Al Lago Atherton, CA 94027	4,446,850		10.3%

Alpha Venture Capital Partners, LP (3) PO Box 2477 Lakeland, FL 33806	2,115,386		5.0%

pH Pharma Co., Ltd. (4) 2F, Artside Gallery 15 Jahamun-Ro 6-GIL Jongno-Gu, Seoul 03044 Korea	3,692,254		8.6%

Sankaram Mantripragada 1450 Infinite Drive Louisville, CO 80027	1,828,959	(6)	4.4%

Hoyoung Huh (5) 1450 Infinite Drive Louisville, CO 80027	5,498,678	(6)	12.4%

Nevan C. Elam 1450 Infinite Drive Louisville, CO 80027	2,788,479	(6)	6.4%

Morgan Fields 1450 Infinite Drive Louisville, CO 80027	256,437	(6)	0.6%

Barry Sherman 1450 Infinite Drive Louisville, CO 80027	137,272	(6)	0.3%

All current executive officers and directors as a group (6 persons)	14,956,675		29.7%

(1)	Striker Asia Opportunities Fund Corporation is a Cayman Islands corporation. Chung Yuen Ian Huen is the Director and has sole voting and investment power with respect to these shares.

(2)	LRFA, LLC is a Delaware limited liability company. David F. Welch is the President and has sole voting and investment power with respect to the shares. David F. Welch was also appointed as a director of the Board on July 24, 2015.

(3)	Alpha Venture Capital Partners, LP is a Delaware Partnership. Carl C. Dockery is the Manager of the General Partner and has sole voting and investment power with respect to these shares.

4

(4)	pH Pharma Co., Ltd is a corporation formed in Seoul, Korea. Dr. Hoyoung Huh is the CEO and has voting power on behalf of the entity. The Board, chaired by Dr, Huh, has investment power with respect to these shares.

(5)	Hoyoung Huh’s beneficial ownership also includes the shares owned by pH Pharma Co., Ldt as Dr. Huh has majority ownership in pH Pharma Co., Ltd and also has voting power over the shares.

(6)	Includes the vested portion of the options granted by Antria Delaware that were assumed by the Company in connection with the Reverse Merger and the options granted under the 2014 Stock Incentive Plan, the 2015 Non Qualified Stock Option Plan and the 2016 Non Qualified Stock Option Plan.

5

SCHEDULE B

SUMMARY FINANCIAL INFORMATION OF ANTRIABIO, INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders

AntriaBio, Inc. and Subsidiaries

Louisville, CO

We have audited the accompanying consolidated balance sheets of AntriaBio, Inc. and subsidiary (the “Company”) as of June 30, 2016 and 2015, and the related statements of operations, stockholders’ equity, and cash flows for each of the periods then ended. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AntriaBio, Inc. and subsidiary as of June 30, 2016 and 2015, and the results of their operations and their cash flows for the periods then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company has suffered recurring losses from operations that raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ EKS&H LLLP

September 28, 2016

Denver, Colorado

AntriaBio, Inc.

Consolidated Balance Sheets

	June 30, 2016	June 30, 2015

Assets

Current assets
Cash	$4,062,013	$5,278,706
Restricted cash	-	450,167
Other current assets	430,094	387,511
Total current assets	4,492,107	6,116,384

Non-current assets
Fixed assets, net	5,984,670	4,524,912
Intangible assets, net	51,614	58,906
Deposit	375,000	563,000
Total non-current assets	6,411,284	5,146,818

Total Assets	$10,903,391	$11,263,202

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$1,500,650	$1,408,399
Convertible notes payable	60,000	60,000
Deferred lease liability, current portion	119,688	98,671
Lease payable, current portion	23,128	93,852
Interest payable	15,079	13,079
Warrant derivative liability	11,955	31,777
Total current liabilities	1,730,500	1,705,778

Non-current liabilities:
Deferred lease liability, less current portion	400,038	480,490
Lease payable, less current portion	-	23,127
Total non-current liabilities	400,038	503,617

Total Liabilities	2,130,538	2,209,395

Commitments and Contingencies (Note 13)

Stockholders' equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 35,110,916 and 24,338,219 shares issued and outstanding, June 30, 2016 and 2015, respectively	35,114	24,341
Additional paid-in capital	52,782,569	38,138,754
Accumulated deficit	(44,044,830)	(29,109,288)
Total stockholders' equity	8,772,853	9,053,807

Total Liabilities and Stockholders' Equity	$10,903,391	$11,263,202

See accompanying notes to consolidated financial statements

1

AntriaBio, Inc.

Consolidated Statements of Operations

	Years Ended June 30,
	2016	2015

Operating expenses
Research and development
Compensation and benefits	$4,374,763	$2,068,236
Consultants and outside costs	1,317,465	742,229
Material manufacturing costs	2,414,708	1,355,882
Facilities and other costs	1,341,452	534,862
	9,448,388	4,701,209

General and administrative
Consulting fees	-	349,633
Compensation and benefits	3,891,916	3,778,791
Professional fees	441,978	526,257
Investor relations	259,351	523,345
General and administrative	909,657	818,647
	5,502,902	5,996,673

Total operating expenses	14,951,290	10,697,882

Loss from operations	(14,951,290)	(10,697,882)

Other income (expense)
Interest income	965	4,970
Interest expense	(5,039)	(6,729)
Derivative income (loss)	19,822	(662,723)
Total other income (expense)	15,748	(664,482)

Net loss	$(14,935,542)	$(11,362,364)

Cummulative Preferred Stock Dividend	(5,974,385)	-

Net Loss attributable to common stock	$(20,909,927)	$(11,362,364)

Net loss per common share - basic and diluted	$(0.84)	$(0.54)

Weighted average number of common shares outstanding - basic and diluted	24,773,213	20,950,191

See accompanying notes to consolidated financial statements

2

AntriaBio, Inc.

Consolidated Statements of Stockholders' Equity

			Additional		Total
	Common Stock, $0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at June 30, 2014	18,091,792	$18,092	$24,135,563	$(17,746,924)	$6,406,731

Stock-based compensation	-	-	2,846,828	-	2,846,828

Issuance of common stock for services	205,506	207	368,212	-	368,419

Fair value of warrants issued	-	-	6,026,070	-	6,026,070

Issuance of common stock, net of issuance costs of $3,144,479	6,040,921	6,042	4,762,081	-	4,768,123

Net loss for the year ended June 30, 2015	-	-	-	(11,362,364)	(11,362,364)

Balance at June 30, 2015	24,338,219	$24,341	$38,138,754	$(29,109,288)	$9,053,807

Stock-based compensation	-	-	3,761,837	-	3,761,837

Fair value of warrants issued	-	-	5,523,706	-	5,523,706

Dividends on Series A Preferred Stock	-	-	(5,974,385)	-	(5,974,385)

Conversion of Series A Preferred Stock into common stock	5,897,677	5,897	5,302,012	-	5,307,909

Exchange on Series A Preferred Stock	-	-	2,929,084	-	2,929,084

Issuance of common stock, net of issuance costs of $1,053,748	4,875,020	4,876	3,101,561	-	3,106,437

Net loss for the year ended June 30, 2016	-	-	-	(14,935,542)	(14,935,542)

Balance at June 30, 2016	35,110,916	$35,114	$52,782,569	$(44,044,830)	$8,772,853

See accompanying notes to consolidated financial statements

3

AntriaBio, Inc.

Consolidated Statements of Cash Flows

	Year Ended June 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(14,935,542)	$(11,362,364)
Amortization of intangible asset	7,292	5,255
Depreciation expense	743,962	128,870
Stock-based compensation expense	3,761,837	2,846,828
Stock issued for services	-	298,419
Warrant expense	72,972	93,564
Derivative (gains) losses	(19,822)	662,723
Forgiveness of accounts payable and accrued expenses - related party	-	(132,339)
Changes in operating assets and liabilities:
(Increase) decrease in other assets	(42,083)	172,514
Increase in accounts payable and accrued expenses	26,370	436,688
(Decrease) in accounts payable and accrued expenses - related party	-	(264,716)
Increase in interest payable	2,000	2,000
(Decrease) increase in deferred lease liability	(105,484)	33,664
Net Cash Used In Operating Activities	(10,488,498)	(7,078,894)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(2,091,790)	(3,107,957)
Acquisition of intangibles	-	(55,000)
Return of security deposit	187,500	-
Decrease (increase) in restricted cash	450,167	(450,167)
Net Cash Used In Investing Activities	(1,454,123)	(3,613,124)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease payable	(93,851)	(67,898)
Proceeds from issuance of equity financing	5,362,521	11,175,656
Proceeds from issuance of preferred stock	6,347,615	-
Payment of placement agent compensation and issuance costs	(890,357)	(1,071,568)
Net Cash Provided By Financing Activities	10,725,928	10,036,190

Net decrease in cash	(1,216,693)	(655,828)

Cash - Beginning of Year	5,278,706	5,934,534

Cash - End of Year	$4,062,013	$5,278,706

(Continued)

4

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-
Interest	$-	$-

Non-Cash Transactions:
Conversion of preferred stock to common stock	$5,923,200	$-
Deemed dividend on conversion of preferred stock	$5,811,708	$-
Series A Preferred Stock dividend paid in stock	$162,677	$-
Fixed assets acquired through lease payable	$-	$184,877
Fixed assets acquired through tenant improvement allowance	$46,049	$511,616
Warrant derivative liability reclassified as equity	$-	$2,342,039
Warrant value recorded as issuance costs	$750,484	$1,745,498
Fixed assets acquired through accounts payable and accrued expenses	$65,881	$511,400

See accompanying notes to consolidated financial statements

5

AntriaBio, Inc.

Notes to Consolidated Financial Statements
June 30, 2016

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), formerly known as Fits My Style, Inc., and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

Note 2 Summary of Significant Accounting Policies

The principal accounting policies applied in the preparation of these financial statements are set out below.

Basis of Presentation – The financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Principals of Consolidation – These consolidated financial statements include the accounts of AntriaBio, Inc. and its wholly owned subsidiary. All material intercompany transactions and balances have been eliminated.

Accounting Estimates – The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: the useful lives of depreciable assets, the fair value of share-based payments and warrants, fair value of derivative instruments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses. Actual results could differ from those estimates.

Risks and Uncertainties – The Company’s operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a preclinical stage company, including the potential risk of business failure. See Note 3 regarding going concern matters.

Cash – In the statement of cash flows, cash includes cash in hand and other short-term highly liquid investments with original maturities of three months or less. The Company places its cash on deposit with financial institutions it believes to be of high quality. At times and at June 30, 2016, such cash investments may be in excess of the Federal Deposit Insurance Corporation (“FDIC”) insurance limits.

Restricted Cash – Restricted cash consisted of cash held in a joint account with our general contractor until the completion of the construction in progress. As the construction process was completed as of December 31, 2015, the restricted cash was released and used to pay the final invoices to the general contractor.

Fixed Assets – Fixed assets are carried at cost less accumulated depreciation and amortization. Depreciation is computed using the straight-line method over the estimated useful lives.

Intangible Assets – Costs of establishing patents, consisting of legal and filing fees paid to third parties, are expensed as incurred. The value of the current intangible asset is based on the asset values assigned in the asset acquisition discussed in Note 5. The intangible assets are being amortized over 11 years which is the life of the patents at the time they were acquired. The amortization expense is expected to be $7,292 for each of the next five fiscal years.

Deposits – Deposits represent amounts paid as a security deposit on the lease of the facilities and is recorded at cost.

Convertible Notes Payable – Borrowings are recognized initially at the principal amount received. Borrowings are subsequently carried at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is recognized as interest expense in the statements of operation over the period of the borrowings using the effective interest method. The Company records a beneficial conversion feature (“BCF”) related to the issuance of a convertible note when issued. Beneficial conversion features that are contingent upon the occurrence of a future event are recorded when the contingency is resolved. The value of the BCF is recorded in the financial statements as a debt discount (premium) from the face amount of the note and such discount is amortized over the expected term of the convertible note (or to the conversion date of the note, if sooner) and is charged to interest expense.

Research and Development Costs – Research and development costs are expensed as incurred and include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other related costs. These costs relate to research and development costs without an allocation of general and administrative expenses.

General and Administrative Expenses – Expenses necessary to generate revenue are expensed in the period incurred.

Impairment of Long-Lived Assets – The Company routinely performs an evaluation of the recoverability of the carrying value of our long-lived assets to determine if facts and circumstances indicate that the carry value of assets or intangible assets may be impaired and if any adjustment is warranted. As of June 30, 2016, no facts or circumstances had occurred to indicate a change in the carrying amount of the assets and therefore no impairment existed.

Income Taxes – The Company accounts for income taxes under an asset and liability approach. This process involves calculating the temporary and permanent differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The temporary differences result in deferred tax assets and liabilities, which would be recorded on the Company’s balance sheets. The Company must assess the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent the Company believes that recovery is not likely, the Company must establish a valuation allowance. Changes in the Company’s valuation allowance in a period are recorded through the income tax provision on the statements of operations.

The Company follows ASC 740 (formerly known as FIN No. 48, Accounting for Uncertainty in Income Taxes). ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under ASC 740, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, ASC 740 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. As a result of the implementation of ASC 740, the Company recognized no material adjustment in the liability for unrecognized income tax benefits. The Company reports tax related interest and penalties as a component of interest expense.

Segment Reporting – Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Chief Executive Officer and the board of directors that makes strategic decisions. The Company operates one segment.

Comprehensive Income (Loss) – Comprehensive income (loss) is defined as all changes in stockholders’ equity from transactions and other events and circumstances. Therefore, comprehensive income (loss) includes our net loss and all charges and credits made directly to stockholders’ equity other than stockholders’ contributions and distributions. As of June 30, 2016 and 2015, the Company has no items other than net loss affecting comprehensive income (loss).

Income (Loss) Per Common Share – Basic income (loss) per common share is calculated by dividing the net income (loss) available to the common stockholders by the weighted average number of common shares outstanding during that period. Diluted earnings per share is calculated on the treasury stock method, by dividing income available to common stockholders, adjusted for the effects of dilutive convertible securities, by the weighted average number of shares of common shares outstanding during the period and all additional common shares that would have been outstanding had all potential dilutive common shares been issued.

Although there were common stock equivalents of 33,462,014 and 21,556,142 shares outstanding at June 30, 2016 and 2015, respectively, consisting of stock options and warrants; they were not included in the calculation of earnings per share because they would have been anti-dilutive.

Fair Value of Financial Instruments – From inception, the Company adopted ASC 820, Fair Value Measurements and Disclosures, which provides a framework for measuring fair value under GAAP. Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash, restricted cash, accounts payable, and convertible notes payable approximated fair value as of June 30, 2016 and 2015 due to the relatively short maturity of the respective instruments.

The warrant derivative liability recorded as of June 30, 2016 and 2015 is recorded at an estimated fair value based on a Black-Scholes pricing model. The warrant derivative liability is a level 3 fair value instrument with the entire change in the balance recorded through earnings. See significant assumptions in Note 11. The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

Balance as of June 30, 2015	$(31,777)
Total unrealized gains (losses):
Included in earnings	19,822
Balance as of June 30, 2016	$(11,955)

Recently Issued Accounting Pronouncements – In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. We will be required to perform the going concern assessment under ASU 2014-15 beginning with the year ending June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We expect to adopt the provisions of this new guidance on July 1, 2016. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which is intended to improve how deferred taxes are classified on organizations’ balance sheets by eliminating the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet.  Instead, organizations will now be required to classify all deferred tax assets and liabilities as noncurrent.  The changes are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We expect to adopt the provisions of this new guidance on July 1, 2016.  We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 will be effective for us starting on July 1, 2018, and early adoption is not permitted. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. This ASU is effective for annual reporting periods beginning on or after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual period. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09. Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update will affect all entities that issue share-based payment awards to their employees and is effective for annual periods beginning after December 15, 2016 for public entities. The areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

Reclassifications – Certain amounts reported in prior years in the Consolidated Financial Statements have been reclassified to conform to the current year’s presentation.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $14,935,542 and net cash used in operations of $10,488,498 for the year ended June 30, 2016, and stockholders’ equity of $8,772,853 and an accumulated deficit of $44,044,830 at June 30, 2016.  In addition, the Company is in the preclinical stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management’s plans, which include continuing to raise equity based financing. There is no assurance that the Company will be successful in accomplishing this objective.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Critical Accounting Estimates and Judgments

Estimates and judgements are continually evaluated and are based on historical experience and other factors, including expectations of future events that are believed to be reasonable under the circumstances. The Company makes estimates and assumptions concerning the future. The resulting accounting estimates will, by definition, seldom equal the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year include:

Useful Life and Impairment of Depreciable Assets – The Company is required to exercise judgment in determining the estimated useful life and potential impairment of depreciable assets. The useful life is determined based on management’s judgement. The useful lives are reviewed on a regular basis to determine that the useful life is consistent with current economic events and historical events. Facts and circumstances are evaluated on a regular basis to determine if events had occurred which may impair our depreciable assets.

Share-based Payments and Warrants – The Company is required to exercise judgment in calculating the fair value of share based payments and warrants. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

Warrant Derivative Liability – The Company is required to exercise judgment in calculating the fair value of the warrant derivative liability. The fair value calculation includes several inputs that are subject to management’s judgement. Management reviews these inputs on a regular basis to determine that the values used in the calculation are consistent with current economic events and historical events.

Contingent Liabilities – The Company is required to make judgments about contingent liabilities including the probability of pending and potential future litigation outcomes that, by their nature, are dependent on future events that are inherently uncertain. In making its determination of possible scenarios, management considers the evaluation of outside counsel knowledgeable about each matter, as well as known outcomes in case law.

Income Taxes - Significant judgement is involved in determining the Company’s provision for income taxes, including any valuation allowance on deferred income tax assets. There are certain transactions and computations for which the ultimate tax determination is uncertain during the normal course of business. The Company recognizes liabilities for expected tax issues based upon estimates of whether additional taxes will be due. Where the final outcome of these matters is different from the amounts that were initially recognized, such difference will impact the income tax and deferred tax positions in the year in which such determination is made.

Note 5 Acquisition of Assets

On January 30, 2013, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PR Pharmaceuticals, Inc. (PRP). Pursuant to the agreement, the Company has acquired certain tangible and intangible assets in exchange for $400,000 in cash plus an initial deposit of $100,000 paid to the Chapter 11 Trustee of PRP which is included in the purchase price, plus contingent consideration up to a maximum amount of $44,000,000.

On November 6, 2014, the Company closed on an asset purchase agreement with the Chapter 7 Estate of PRP in which the Company acquired its contingent consideration payments in exchange for $55,000 in cash. The value paid for the contingent consideration was allocated to the intangible assets that were acquired from PRP. As of the closing, the Company is no longer obligated to make any contingent consideration payments.

Note 6 Fixed Assets

The following is a summary of fixed assets and accumulated depreciation:

	Useful
	Life	June 30, 2016	June 30, 2015
Furniture and fixtures	5 - 7 years	$62,730	$55,330
Lab equipment	3 - 15 years	3,585,590	889,672
Lab equipment (not yet placed in service)	3 - 15 years	4,025	1,371,440
Leasehold Improvements	3 - 7 years	3,211,575	29,296
Construction in process	-	-	2,315,803
		6,863,920	4,661,541
Less: accumulated depreciation and amortization		(879,250)	(136,629)
		$5,984,670	$4,524,912

The fixed assets as of June 30, 2015 included $2,315,803 of construction in process in the buildout of our lab facilities and manufacturing suite. The construction in process was completed as of December 31, 2015 and the balance was recorded into leasehold improvements at which time it began depreciating over the remaining life of the lease. Depreciation expense was $743,962 and $128,870 for the years ended June 30, 2016 and 2015, respectively.

Note 7 Related Party Transactions

During the year ended June 30, 2016, there were no related party expenses. During the year ended June 30, 2015, the Company incurred consulting expenses of $99,000 for services performed by related parties of the Company and included in the statement of operations. As of June 30, 2015, there were no related party expenses recorded in accounts payable and accrued expense – related party. During the year ended June 30, 2015, the accounts payable and accrued expense – related party balance outstanding of $132,339 was forgiven and written off.

On February 29, 2016, we entered into a Strategic Collaboration and License Agreement (“Collaboration Agreement”) with pH Pharma Co., Ltd. (“PH”). Dr. Huh, an officer and Director of the Company is also the CEO of PH and a majority owner. Pursuant to the Collaboration Agreement, the Company conditionally granted PH an exclusive, transferable, license under AB101 patents, patent applications and all other relevant Company intellectual property to manufacture and or offer for sale the Company’s lead product candidate, AB101, in Korea, Cambodia, Laos, Myanmar, Thailand, Malaysia, Singapore and Vietnam (the “License”). The License shall only become effective when PH has purchased a minimum of $8 million of the Company’s securities. In addition, under the terms of the Collaboration Agreement, PH and the Company agree to work together to explore opportunities to utilize the Company’s proprietary microsphere platform for different therapeutic opportunities. As of June 30, 2016, PH has invested $2 million into the Company and in order for the License to become effective, PH must purchase at least $6 million of the Company’s common stock in one or more private placement transactions at prices to be negotiated in good faith by the parties based on commercially reasonable terms.

On July 1, 2016, the Company and PH entered into a Master Services Agreement in which PH will perform business development services in Korea for the Company at a fee of $10,350 per month.

Note 8 Convertible Notes Payable

From 2010 to January 2014, the Company issued several series of convertible promissory notes for which principal and interest were due between six months and two years after issuance. The convertible notes allowed investors to convert their shares into common stock at the time of certain qualifying events with some of the notes also issuing warrants at the time of conversion.

On March 31, 2014, the Company closed on an equity transaction which qualified as a “qualified financing.” As such the $2,703,000 in 2013 Notes and the accrued interest was converted into 2,186,838 shares of our common stock. The Company has also converted $4,275,172 of the 2010, 2011 and 2012 Notes and accrued interest into 3,111,126 shares of our common stock as of June 30, 2014. The remaining balance of any debt discounts on the notes converted was recorded into interest expense at the time of the conversion.

As of June 30, 2016 and 2015, the convertible notes outstanding balance was $60,000 and $60,000, respectively, which consists of notes which were not converted at the time of the equity transaction. As of June 30, 2016, all of the outstanding convertible notes have matured and payments were due. The convertible notes which have not been repaid or converted continue to accrue interest at a rate of 8%.

Note 9 Series A Convertible Preferred Stock

On December 7, 2015, the Board of Directors authorized fifteen million shares of Series A Convertible Preferred Stock (“Series A Stock”). The Series A Stock had a conversion feature at the option of the holder that could be converted at any time at a conversion rate of $1.95, subject to adjustment, into common stock. The shares also had a mandatory conversion feature at the same conversion rate if one of the following events occurs: 1) Upon vote or consent of 2/3 of the then outstanding Series A Stock; 2) Upon the Company’s listing to NASDAQ Stockmarket or the NYSE MKT and the Company’s common stock trades for 30 days for at least 155% of the Series A Stock conversion price; or 3) the Company closes an underwritten public offering of at least $15 million in gross proceeds with an offering price of at least 155% of the Series A Stock conversion price. The Series A Stock’s conversion price was subject to weighted average anti-dilution protection, as defined, and was subject to adjustments for stock splits, dividends, and similar events. The Series A Stock was mandatorily redeemable ten years after the issuance date or upon a liquidation event, as defined, which included a change in control and therefore recorded before stockholders’ equity on the consolidated balance sheet. The Series A Stock was entitled to an annual dividend of 6% based on the original issuance price, compounded quarterly. The dividend was cumulative and was to be paid in shares of Series A Stock. The accrued dividends were payable upon redemption or conversion. The Series A Stock had voting rights equal to common stockholders as if the Series A Stock converted into common stock on the record date of the vote. The Series A Stock also had liquidation preferences over other stockholders.

On December 10, 2015, the Company closed an initial offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,025,699 shares and received net proceeds of $1,803,548 after the placement agent compensation and issuance costs paid of $105,715 and a warrant with a fair value of $90,852 recorded as issuance costs. On March 2, 2016, the Company closed a second offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,716,487 shares and received net proceeds of $2,956,975 after the placement agent compensation and issuance costs paid of $231,214 and a warrant with a fair value of $159,311 recorded as issuance costs. On April 12, 2016, the Company closed a final offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 512,820 shares and received net proceeds of $1,000,000 as there were no placement agent compensation or issuance costs. The issuance costs are being accreted over the ten-year life of the Series A Stock of which $22,846 were accreted during the year ended June 30, 2016.

Through June 24, 2016, the Company declared and issued 71,708 shares of Series A Stock as dividends on the current outstanding shares of Series A Stock.

On June 24, 2016, the Company and the stockholders of the Series A Preferred Stock consented to convert all of the shares of Series A Preferred Stock into common stock.  The conversion occurred at a conversion price of $1.95 per share.  The Company then entered into an Exchange Agreement with each former Series A stockholder to exchange the Conversion Shares into shares of common stock and related warrants equal to the Series A Preferred Stock purchase price plus accrued dividends at an exchange rate of $1.10 per Exchange Share and related Exchange Warrant.   The Company converted and cancelled 3,326,714 shares of Series A Preferred Stock and issued 5,897,677 Exchange Shares and Exchange Warrants. As the Series A stockholders received additional securities over what would have been received in the original conversion terms the transaction was considered an induced conversion. The Exchange Shares and Exchange Warrants received are recorded at the fair value on the date they were issued. The excess of the fair value of the securities received over the fair value of the securities the stockholders would have received under the original terms on the date of conversion was $5,811,700 and was recorded as a deemed dividend as additional paid in capital at the time of conversion. The Company then recorded a gain on the exchange of $2,929,084, which was also recorded into additional paid in capital. As a result of the conversion and exchange of the Series A Preferred Stock, the Series A Preferred Stock is no longer be deemed outstanding, and all rights with respect to such stock ceased and terminated.

Note 10 Stockholders’ Equity (Deficit)

Common Stock - The Company is authorized to issue 200,000,000 shares of $0.001 par-value common stock. All shares of the Company’s common stock have equal rights and privileges with respect to voting, liquidation and dividend rights. Each share of common stock entitles the holder thereof to:

a.	One non-cumulative vote for each share held of record on all matters submitted to a vote of the stockholders;
b.	To participate equally and to receive any and all such dividends as may be declared by the Board of Directors out of funds legally available therefore; and
c.	To participate pro rata in any distribution of assets available for distribution upon liquidation.

Stockholders have no pre-emptive rights to acquire additional shares of common stock or any other securities. Common shares are not subject to redemption and carry no subscription or conversion rights.

Preferred Stock – The Company is authorized to issue 20,000,000 shares of Preferred Stock with each share having a par value of $0.001. See Note 9 above for the Preferred Stock transaction during year ended June 30, 2016.

On March 31, 2014, the Company entered into a services agreement whereby the Company receives assistance with investor relations relating to digital strategy, website and investor materials, market awareness and other services. The compensation for these services was up to 500,000 shares of common stock to be issued over a twelve-month period. As of June 30, 2015, 166,668 shares of common stock have been issued under the agreement and $296,669 has been recorded as investor relations expense during the year ended June 30, 2015. On November 1, 2014 the agreement was terminated and no additional compensation was paid.

During 2015, the Company completed two private placement transactions in which the Company issued 6,040,921 units to accredited investors. Each unit consists of one share of our common stock and one common share purchase warrant. Each warrant entitles the holder to purchase one share of common stock at a price of $2.50 per share and the warrant will expire 36 months following the issuance. The Company received net proceeds of $10.1 million after the placement agent compensation and issuance costs paid of $1,071,568 and $2,072,911 of warrant expense recorded as issuance costs. The Company also issued 37,838 shares of common stock for services in assisting in the private placement and $70,000 had been recorded in additional paid in capital as issuance costs.

During 2016, the Company entered into a private placement transaction in which the Company issued 4,875,020 units to accredited investors. Each investor was issued either Class A Units or Class B units of the Company. Each Class A Unit received one share of common stock and one-half of one common share purchase warrant. If the investor had previously invested in the Company they were eligible for a Class B Unit which received one share of common stock and one common share purchase warrant. Each common share purchase warrant is exercisable at $1.65 per share and will expire 60 months following the issuance. As of June 30, 2016, the Company received net proceeds of $4.8 million after the placement agent compensation and issuance costs paid of $553,428 and $500,321 of warrant expense recorded as issuance costs.

On July 29, 2016, the Company completed an additional close of the private placement transaction in which the Company issued 418,182 units and received gross proceeds of $460 thousand.

The Company has not declared or paid any dividends or returned any capital to common stock stockholders as of June 30, 2016 and 2015.

Note 11 Stock-Based Compensation

Options - AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 1,500,000 option shares with an exercise price of $4.50 and had fully vested as of June 30, 2016. In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 8,334 shares with an exercise price of $4.50 per share and had fully vested as of June 30, 2015.

On March 26, 2014, the Company adopted the AntriaBio, Inc. 2014 Stock and Incentive Plan which allows the Company to issue up to 3,750,000 of common stock in the form of stock options, incentive options or common stock. The Company granted 2,835,000 of these shares to current employees and directors of the Company as of June 30, 2014 and granted an additional 460,000 of these shares to current employees as of June 30, 2015. The options have an exercise price from $1.29 to $3.44 per share. The options vest monthly over four years, with some options subject to a one year cliff before options begin to vest monthly.

On February 23, 2015, the Company adopted the AntriaBio, Inc. 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 of common stock in the form of stock options. The Company granted 4,112,000 of these shares to current employees and directors of the Company as of June 30, 2015 and granted an additional 285,000 of these shares to current employees as of June 30, 2016. The options have an exercise price of from $1.00 to $2.06 per share. The options vest monthly over 4 years with some options subject to a one year cliff before options begin to vest monthly.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. Due to the small number of option holders and all options being to officers, directors, or high level employees AntriaBio has estimated a forfeiture rate of zero. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

AntriaBio has computed the fair value of all options granted during the year ended June 30, 2016 using the following assumptions:

Expected volatility	97 - 100%
Risk free interest rate	1.69% - 1.91%
Expected term (years)	7
Dividend yield	0%

AntriaBio computed the fair value of all options granted during the year ended June 30, 2015 using the following assumptions:

Expected volatility	90 - 103%
Risk free interest rate	1.31% - 2.38%
Expected term (years)	5-7
Dividend yield	0%

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2014	4,343,334	$3.61	5.6
Granted	4,572,000	$2.02
Forfeited	(212,916)	$3.57
Outstanding, June 30, 2015	8,702,418	$2.78	7.1
Granted	285,000	$1.07
Forfeited	(40,000)	$1.66
Outstanding, June 30, 2016	8,947,418	$2.73	6.2

Exercisable at June 30, 2016	4,497,646	$3.18	4.9

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as research and development - compensation and benefits expense of $1,218,040 and $671,958 for the years ended June 30, 2016 and 2015, respectively and as general and administrative – compensation and benefits expense of $2,543,797 and $2,174,870 for the years ended June 30, 2016 and 2015, respectively. The unrecognized stock-based compensation expense at June 30, 2016 is $7,902,071. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of various financings and issued warrants in note conversions and private placements as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2014	11,099,739	$2.21	3.6
Warrants issued in private placements	6,040,921	$2.50
Warrants issued to placement agent	1,824,489	$2.50
Warrants issued for investor relations	111,000	$1.63
Warrants cancelled	(59,758)	$2.92
Outstanding, June 30, 2015	19,016,391	$2.33	3.0
Warrants issued in stock conversion	5,897,677	$1.65
Warrants issued in private placements	3,043,669	$1.65
Warrants issued to placement agent	933,639	$1.61
Warrants issued for investor relations	103,000	$1.60
Warrants cancelled	(30,000)	$3.44
Outstanding, June 30, 2016	28,964,376	$2.11	3.1

Year Ended June 30, 2015: The Company issued warrants to purchase 6,040,921 shares of common stock at a price of $2.50 per share, exercisable through April 2018 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase agent to purchase 1,824,489 shares of common stock at a price of $2.50 per share, exercisable through April 2022 in connection with the private placements that occurred from November 2014 through April 2015. The Company issued warrants to purchase 105,000 shares of common stock at a price of $1.65 per share in connection with investor relations services. The Company issued warrants to purchase 6,000 shares of common stock at a price of $1.38 per share in connection with investor relations services.

Year ended June 30, 2016: The Company issued warrants to purchase 5,897,677 shares of common stock at a price of $1.65 per share, exercisable through March 2021 in connection with the issuance of units in a preferred stock conversion. The Company issued warrants to purchase 3,043,669 shares of common stock at a price of $1.65 per share, exercisable through June 2021 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase 184,490 shares of common stock at a price of $2.34 per share. On June 24, 2016, the Company modified the warrant to purchase 184,490 shares of common stock by replacing the warrants with warrants to purchase 327,046 shares of common stock at a price of $1.32 per share, exercisable through December 2023 in connection with the Series A Preferred Stock Offering. The Company issued warrants to the placement agent to purchase 87,500 shares of common stock at a price of $2.50 per share, exercisable through December 2022 in connection with the Series A Preferred Stock Offering. The Company issued warrants to the placement agents to purchase 519,093 shares of common stock at a price of $1.65 per share, exercisable through December 2023 in connection with the private placement. The Company issued warrants to purchase 9,000 shares of common stock at a price of $1.38 per share in connection with investor relations services. The Company issued warrants to purchase 24,000 shares of common stock at a price of $1.34 per share in connection with investor relations services. The Company issued warrants to purchase 60,000 shares of common stock at a price of $1.85 per share in connection with investor relations services. The Company issued warrants to purchase 10,000 shares of common stock at a price of $0.96 per share in connection with investor relations services.

The warrants exercisable for the 66,667 shares of common stock are accounted for under liability accounting for the shares that have vested and were recorded at their fair value on the date of issuance of $50,365 as a liability and as professional fees and investor relation expense. Warrants for 30,000 shares of common stock were cancelled as of December 31, 2015 as the vesting events had not occurred. The fair value as of June 30, 2016 and 2015 were $11,955 and $31,777, respectively which is reflected as a liability with the fair value adjustment recorded as derivative gains or losses on the consolidated statements of operations.

The warrants exercisable for the 4,968,482 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $3,527,816 and the allocated fair value of $2,597,932 was recorded into additional paid-in capital. The warrants exercisable for the 1,072,439 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,009,433 and the allocated fair value of $595,184 was recorded into additional paid-in capital. The warrants exercisable for the 105,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $80,677 and recorded as additional paid-in-capital and professional fees. The warrants exercisable for the 6,000 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $9,006 and recorded as additional paid-in-capital and professional fees.

The warrants exercisable for the 1,477,287 shares were accounted for under liability accounting on the date they were recorded, except for 58,914 shares which were recorded directly into equity using the Black-Scholes pricing model on February 23, 2015 at a fair value of $92,111. The warrants to purchase 1,418,373 shares had a value of $1,498,809 when originally recorded using a Lattice pricing model and $2,217,605 as of February 23, 2015 using a Black-Scholes pricing model when the warrant terms became fixed and were reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations. The warrants exercisable for the 347,202 shares were accounted for under liability accounting on the date they were recorded, except for 247,552 shares which were recorded directly into equity using the Black-Scholes pricing model on April 6, 2015 at a fair value of $309,121. The warrants to purchase 99,650 shares had a value of $172,809 when originally recorded using a Lattice pricing model and $124,434 as of April 6, 2015 using a Black-Scholes pricing model when the warrant terms became fixed and were reclassified into equity with the fair value adjustment recorded as derivative expense on the consolidated statement of operations.

The warrants exercisable for the 5,897,677 shares of common stock were accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $3,497,914 and was recorded into additional paid-in capital. The warrants exercisable for the 3,043,558 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,667,630 and the allocated fair value of $1,202,336 was recorded into additional paid-in capital.

The warrants exercisable for 184,490 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $184,673 and recorded as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs. On June 24, 2016, the warrants were modified and in place of the warrants to purchase 184,490 shares were replaced by warrants to purchase 327,046 shares of common stock. The change in the fair value between the old warrants and the new warrants on the date of the modification was calculated as $113,521 and was recorded as additional paid-in-capital and as issuance costs. The warrants exercisable for 87,500 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued as $65,490 as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs. The warrants exercisable for 519,093 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $386,800 and recorded as additional paid-in-capital and as issuance costs.

The warrants exercisable for the 9,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $11,407 and recorded as additional paid-in-capital and investor relations. The additional warrants exercisable for the 24,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $20,943 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 60,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $34,122 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 10,000 shares of common stock were accounted for under the equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued as $6,500 and recorded as additional paid-in-capital and investor relations.

These warrants were valued using the Black-Scholes option pricing model on the date of issuance except for the warrants to purchase 1,518,387 shares which were valued using a Lattice pricing model. In order to calculate the fair value of the warrants in both models, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and warrant term. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of a peer company. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions were as follows:

Expected volatility	87% - 151%
Risk free interest rate	0.45% - 2.03%
Warrant term (years)	1 - 7.5
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 1,418,373 shares on the day they were issued. The warrants issued resulted in a warrant derivative liability of $1,498,809 on the dates they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	90% - 91%
Risk free interest rate	1.89% - 1.98%
Warrant term (years)	7
Dividend yield	0%

We utilize a Lattice model to determine the fair market value of the warrants to purchase 99,650 shares on March 31, 2015, the day they were issued. The warrants issued resulted in a warrant derivative liability of $172,809 on the date they were issued. The Lattice model accommodates the probability of exercise price adjustment features as outlined in the placement agent agreement. Under the terms of the placement agent agreement, until the final close of the private placement financing under the agreement, the exercise price per share can be reduced in proportion to the exercise price per share of warrants issued in the private placement that is lower than the exercise price per share as stated in the warrant agreement. The estimated fair value was derived using the lattice model with the following assumptions:

Expected volatility	90%
Risk free interest rate	1.71%
Warrant term (years)	7
Dividend yield	0%

Note 12 Income Taxes

Taxing jurisdictions related to income taxes are the Unites States Federal Government, the State of Colorado and the State of California. The provision for income taxes is as follows:

	Year Ended June 30,
	2016	2015

Current tax benefit
Federal	$-	$-
State	-	-
	-	-

Deferred tax benefit
Federal	5,065,733	3,774,110
State	339,091	432,092
Change in valuation allowance	(5,404,824)	(4,206,202)
	-	-
Total tax expense	$-	$-

Deferred taxes are a result of differences between income tax accounting and GAAP with respect to income and expenses. The following is a summary of the components of deferred taxes recognized in the financial statements as of June 30, 2016 and 2015:

	As of June 30,
	2016	2015

Deferred tax assets
Net operating loss carryforward	$10,602,681	$5,170,221
Start-up and organizational expenses	577,110	614,059
Stock-based compensation	4,395,306	3,080,604
Other	265,809	412,783
Total deferred tax assets	15,840,906	9,277,667

Deferred tax liabilities
Fixed Assets	1,072,872	83,360
Federal Beneft for state deferred taxex	601,808	432,905
Total deferred tax liabilities	1,674,680	516,265

Valuation allowance	(14,166,226)	(8,761,402)
Net deferred taxes	$-	$-

The valuation allowance was established because the Company had not reported earnings in order to support the recognition of the deferred tax asset. The Company has net operating loss carryforwards of approximately $27,446,000 for federal and state income tax purposes. Federal and state net operating loss carryforwards, to the extent not used, will expire starting in 2031. Under provisions of the Internal Revenue Code, substantial changes in the Company’s ownership may result in limitations on the amount of net operating loss carryforwards that can be utilized in future years. As of June 30, 2016, approximately $6,281,000 of the net operating loss carryforwards are subject to IRS limitations. The Company is no longer subject to income tax examinations for federal income taxes before 2011 and for Colorado before 2010.

The income tax provision differs from the amount of income tax determined by applying the U.S. federal income tax rate of 34% to pretax income for the following periods, due to the following:

	Year Ended June 30,
	2016	2015

Computed "expected" tax expense (benefit)	$(5,078,084)	$(3,863,260)
Change in income taxes from:
State taxes net of federal benefit	(339,091)	(432,092)
Permanent differences	12,351	229,209
Prior period adjustment	-	(140,059)
Change in valuation allowance	5,404,824	4,206,202
	$-	$-

Note 13 Commitments and Contingencies

Lease Commitments – In May 2014, the Company entered into a lease of approximately 27,000 square feet of office, laboratory and clean room space to be leased for seventy two months. The lease requires monthly payments of $28,939 adjusted annually by approximately 3% plus triple net expenses monthly of $33,325 adjusted annually. The Company also made an initial security deposit of $750,000 which is held by the landlord. As of June 30, 2016, $187,500 of the deposit had been returned and the remaining balance will be returned gradually over the next several years.

As of June 30, 2016, minimum rental commitment under the operating lease is as follows:

Year Ending June 30,
2017	370,252
2018	381,360
2019	392,855
2020	335,747
$1,480,214

In September 2014, the Company entered into an equipment lease for laboratory equipment to be leased for twenty-four months with a bargain purchase option at the end of the lease. The equipment lease has been recorded as a capital lease with monthly payments of $8,075 per month to be made. The final lease payment for the capital lease is in September 2016.

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of June 30, 2016, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholders, is an adverse party or has a material interest adverse to our interest.

AntriaBio, Inc.

Consolidated Balance Sheets

	September 30, 2016	June 30, 2016
	(Unaudited)
Assets

Current assets
Cash	$3,365,740	$4,062,013
Other current assets	363,799	430,094
Total current assets	3,729,539	4,492,107

Non-current assets
Fixed assets, net	5,902,299	5,984,670
Intangibile assets, net	49,791	51,614
Deposit	375,000	375,000
Total non-current assets	6,327,090	6,411,284

Total Assets	$10,056,629	$10,903,391

Liabilities and Stockholders' Equity

Current liabilities:
Accounts payable and accrued expenses	$1,286,041	$1,500,650
Convertible notes payable	60,000	60,000
Deferred lease liability, current portion	122,451	119,688
Lease payable	-	23,128
Interest payable	15,579	15,079
Warrant derivative liability	2,543	11,955
Total current liabilities	1,486,614	1,730,500

Non-current liabilities:
Deferred lease liability, less current portion	367,813	400,038
Total non-current liabilities	367,813	400,038

Total Liabilities	1,854,427	2,130,538

Commitments and Contingencies (Note 11)

Stockholders' equity:
Preferred stock, $0.001 par value; 20,000,000 shares authorized; none issued and outstanding	-	-
Common stock, $0.001 par value, 200,000,000 shares authorized; 37,558,552 and 35,110,916 shares issued and outstanding, September 30, 2016 and June 30, 2016	37,561	35,114
Additional paid-in capital	56,025,338	52,782,569
Accumulated deficit	(47,860,697)	(44,044,830)
Total stockholders' equity	8,202,202	8,772,853

Total Liabilities and Stockholders' Equity	$10,056,629	$10,903,391

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Consolidated Statements of Operations

	Three Months
	Ended September 30,
	2016	2015
	(Unaudited)
Operating expenses
Research and development
Compensation and benefits	$1,303,840	$865,203
Consultants and outside costs	271,475	263,991
Material manufacturing costs	511,707	620,143
Facilities and other costs	398,907	219,025
	2,485,929	1,968,362

General and administrative
Compensation and benefits	866,901	947,171
Professional fees	146,151	122,061
Investor relations	68,107	56,918
General and administrative	256,596	205,183
	1,337,755	1,331,333

Total operating expenses	3,823,684	3,299,695

Loss from operations	(3,823,684)	(3,299,695)

Other income (expense)
Interest income	-	771
Interest expense	(1,595)	(1,613)
Derivative gains	9,412	12,587
Total other income (expense)	7,817	11,745

Net loss	$(3,815,867)	$(3,287,950)

Net loss per common share - basic and diluted	$(0.11)	$(0.14)

Weighted average number of common shares outstanding - basic and diluted	35,400,427	24,338,219

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Consolidated Statements of Stockholders' Equity

From June 30, 2015 to September 30, 2016 (Unaudited)

			Additional		Total
	Common Stock, $0.001 Par Value		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Equity

Balance at June 30, 2015	24,338,219	$24,341	$38,138,754	$(29,109,288)	$9,053,807

Stock-based compensation	-	-	3,761,837	-	3,761,837

Fair value of warrants issued	-	-	5,523,706	-	5,523,706

Dividends on Series A Preferred Stock	-	-	(5,974,385)	-	(5,974,385)

Conversion of Series A Preferred Stock into common stock	5,897,677	5,897	5,302,012	-	5,307,909

Exchange on Series A Preferred Stock	-	-	2,929,084	-	2,929,084

Issuance of common stock, net of issuance costs of $1,053,748	4,875,020	4,876	3,101,561	-	3,106,437

Net loss for the year ended June 30, 2016	-	-	-	(14,935,542)	(14,935,542)

Balance at June 30, 2016	35,110,916	$35,114	$52,782,569	$(44,044,830)	$8,772,853

Stock-based compensation (Unaudited)	-	-	889,028	-	889,028

Fair value of warrants issued (Unaudited)	-	-	742,860	-	742,860

Issuance of common stock, net of issuance costs of $561,722 (Unaudited)	2,447,636	2,447	1,610,881	-	1,613,328

Net loss for the three months ended September 30, 2016 (Unaudited)	-	-	-	(3,815,867)	(3,815,867)

Balance at September 30, 2016 (Unaudited)	37,558,552	$37,561	$56,025,338	$(47,860,697)	$8,202,202

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Consolidated Statements of Cash Flows

(Unaudited)

	Three Months
	Ended September 30,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:
Net Loss	$(3,815,867)	$(3,287,950)
Amortization of intangible asset	1,823	1,823
Depreciation expense	268,355	70,313
Stock-based compensation expense	889,028	980,350
Derivative gains	(9,412)	(12,587)
Warrant expense	-	11,407
Changes in operating assets and liabilities:
Decrease (increase) in other assets	362	(50,918)
Decrease in accounts payable and accrued expenses	(273,637)	(202,398)
Increase in interest payable	500	500
Decrease in deferred lease liability	(29,462)	(24,221)
Net Cash Used In Operating Activities	(2,968,310)	(2,513,681)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of fixed assets	(126,956)	(576,271)
Return of security deposit	65,933	187,500
Increase in restricted cash	-	(113)
Net Cash Used In Investing Activities	(61,023)	(388,884)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on lease payable	(23,128)	(23,109)
Proceeds from issuance of equity financing	2,692,399	-
Payment of placement agent compensation and issuance costs	(336,211)	-
Net Cash Provided by (Used in) Financing Activities	2,333,060	(23,109)

Net decrease in cash	(696,273)	(2,925,674)

Cash - Beginning of Period	4,062,013	5,278,706

Cash - End of Period	$3,365,740	$2,353,032

SUPPLEMENTARY CASH FLOW INFORMATION:
Cash Paid During the Period for:
Taxes	$-	$-
Interest	$-	$-

Non-Cash Transactions:
Fixed assets acquired through accounts payable and accrued expenses	$59,028	$465,252

See accompanying notes to consolidated financial statements

AntriaBio, Inc.

Notes to Consolidated Financial Statements
September 30, 2016
(Unaudited)

Note 1 Nature of Operations

These financial statements represent the consolidated financial statements of AntriaBio, Inc. (“AntriaBio”), and its wholly owned operating subsidiary, AntriaBio Delaware, Inc. (“Antria Delaware”). AntriaBio and Antria Delaware are collectively referred to herein as the “Company”.

Note 2 Summary of Significant Accounting Policies

Basis of Presentation

The accompanying unaudited interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America and the rules and regulations of the United States Securities and Exchange Commission for interim financial information and with the instructions to Form 10-Q and Article 8 of Regulation S-X.

The unaudited interim financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K filed on September 28, 2016, which contains the audited financial statements and notes thereto, together with the Management’s Discussion and Analysis of Financial Condition and Results of Operations, for the year ended June 30, 2016.

Certain information or footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted, pursuant to the rules and regulations of the Securities and Exchange Commission for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position, results of operations, or cash flows. It is management's opinion, however, that all material adjustments (consisting of normal recurring adjustments) have been made which are necessary for a fair financial statement presentation. The interim results for the period ended September 30, 2016 are not necessarily indicative of results for the full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts in the financial statements and the accompanying notes. Such estimates and assumptions impact, among others, the following: estimated useful lives and impairment of depreciable assets, the fair value of share-based payments and warrants, fair value of derivative instruments, estimates of the probability and potential magnitude of contingent liabilities and the valuation allowance for deferred tax assets due to continuing and expected future operating losses. Actual results could differ from those estimates.

Risks and Uncertainties

The Company's operations may be subject to significant risk and uncertainties including financial, operational, regulatory and other risks associated with a preclinical stage company, including the potential risk of business failure. See Note 3 regarding going concern matters.

Fixed Assets

Fixed assets are carried at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives.

Research and Development Costs

Research and development costs are expensed as incurred and include salaries, benefits and other staff-related costs; consultants and outside costs; material manufacturing costs; and facilities and other costs. These costs relate to research and development costs without an allocation of general and administrative expenses.

Fair Value of Financial Instruments

Fair value is defined as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The standard also expands disclosures about instruments measured at fair value and establishes a fair value hierarchy, which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

•	Level 1: Quoted prices for identical assets and liabilities in active markets;
•	Level 2: Quoted prices for similar assets and liabilities in active markets; quoted prices for identical or similar assets and liabilities in markets that are not active; and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets; and
•	Level 3: Valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

The carrying amounts of financial instruments including cash, accounts payable and accrued expenses, and convertible notes payable approximated fair value as of September 30, 2016 and June 30, 2016 due to the relatively short maturity of the respective instruments.

The warrant derivative liability recorded as of September 30, 2016 and June 30, 2016 is recorded at an estimated fair value based on a Black-Scholes pricing model. The warrant derivative liability is a level 3 fair value measurement with the entire change in the balance recorded through earnings. See significant assumptions in Note 9. The following table sets forth a reconciliation of changes in the fair value of financial instruments classified as level 3 in the fair value hierarchy:

Balance as of June 30, 2016	$(11,955)
Total unrealized gains (losses):
Included in earnings	9,412
Balance as of September 30, 2016	$(2,543)

Recent Accounting Pronouncements

In August 2014, the FASB issued ASU 2014-15, Disclosure of Uncertainties About an Entity's Ability to Continue as a Going Concern ("ASU 2014-15"), which provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform assessments of an entity's ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity's ability to continue as a going concern. We will be required to perform the going concern assessment under ASU 2014-15 beginning with the year ending June 30, 2017. We do not expect the adoption of the new provisions to have a material impact on our financial condition or results of operations.

In January 2015, the FASB issued ASU 2015-01, Income Statement – Extraordinary and Unusual Items (Subtopic 225-20), which eliminates the concept of extraordinary items. The new guidance is effective for fiscal years and interim periods within those years beginning after December 15, 2015. The new guidance is to be applied prospectively but may also be applied retrospectively to all prior periods presented in the financial statements. Early adoption is permitted provided that the guidance is applied from the beginning of the fiscal year of adoption. We adopted the provisions of this new guidance on July 1, 2016. The new provisions did not have a material impact on our financial condition or results of operations.

In November 2015, the FASB issued ASU 2015-17, Income Taxes: Balance Sheet Classification of Deferred Taxes, which is intended to improve how deferred taxes are classified on organizations’ balance sheets by eliminating the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet. Instead, organizations will now be required to classify all deferred tax assets and liabilities as noncurrent. The changes are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods. We adopted the provisions of this new guidance on July 1, 2016. The adoption of the new provisions did not have a material impact on our financial condition or results of operations.

In January 2016, the FASB issued ASU 2016-01, Financial Instruments – Overall: Recognition and Measurement of Financial Assets and Financial Liabilities, which addresses certain aspects of recognition, measurement, presentation, and disclosure of financial instruments. ASU 2016-01 will be effective for us starting on July 1, 2018, and early adoption is not permitted. We are currently evaluating the impact that the standard will have on our consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update requires organizations to recognize lease assets and lease liabilities on the balance sheet and also disclose key information about leasing arrangements. This ASU is effective for annual reporting periods beginning on or after December 15, 2018, and interim periods within those annual periods. Earlier application is permitted for all entities as of the beginning of an interim or annual period. We will be required to adopt ASU 2016-02 starting on July 1, 2019. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

In March 2016, the FASB issued ASU 2016-09. Compensation – Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting. The update will affect all entities that issue share-based payment awards to their employees and is effective for annual periods beginning after December 15, 2016 for public entities. The areas for simplification in ASU 2016-09 involve several aspects of the accounting for share-based payment transactions, including the income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. We will be required to adopt this ASU starting on July 1, 2017. We are currently evaluating the impact the adoption of this ASU will have on our consolidated financial statements.

Note 3 Going Concern

As reflected in the accompanying financial statements, the Company has a net loss of $3,815,867 and net cash used in operations of $2,968,310 for the three months ended September 30, 2016, and working capital equity of $2,242,925 and stockholders’ equity of $8,202,202 and an accumulated deficit of $47,860,697 at September 30, 2016.  In addition, the Company is in the preclinical stage and has not yet generated any revenues. These factors raise substantial doubt about the Company’s ability to continue as a going concern.

The Company expects that its current cash resources as well as expected lack of operating cash flows will not be sufficient to sustain operations for a period greater than one year. The ability of the Company to continue its operations is dependent on Management's plans, which include continuing to raise capital through equity based financings. There can be no assurances that such capital will be available to us on acceptable terms or at all.

The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. These financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should the Company be unable to continue as a going concern.

Note 4 Fixed Assets

The following is a summary of fixed assets and accumulated depreciation:

	Useful
	Life	September 30, 2016	June 30, 2016
Furniture and fixtures	5 - 7 years	$74,494	$62,730
Lab equipment	3 - 15 years	3,618,325	3,585,590
Lab equipment (not yet placed in service)	3 - 15 years	110,047	4,025
Leasehold Improvements	3 - 7 years	3,247,038	3,211,575
		7,049,904	6,863,920
Less: accumulated depreciation and amortization		(1,147,605)	(879,250)
		$5,902,299	$5,984,670

Depreciation expense was $268,355 and $70,313 for the three months ended September 30, 2016 and 2015, respectively.

Note 5 Related Party Transactions

During the three months ended September 30, 2016, the Company incurred investor relations expenses of $36,225 for services performed by a related party of the Company and included in the statement of operations. During the three months ended September 30, 2015, there were no related party transactions.

Note 6 Convertible Notes Payable

From 2010 to 2014, the Company issued several series of convertible promissory notes for which principal and interest were due between six months and two years after issuance. The convertible notes allowed investors to convert their shares into common stock at the time of certain qualifying events with some of the notes also issuing warrants at the time of conversion.

On March 31, 2014, the Company closed on an equity transaction which qualified as a “qualified financing” as such the $2,703,000 in 2013 Notes and the accrued interest was converted into 2,186,838 shares of our common stock. The Company also converted $4,275,172 of the 2010, 2011 and 2012 Notes and accrued interest into 3,111,126 shares of our common stock. The remaining balance of any debt discounts on the notes converted was recorded into interest expense at the time of the conversion.

As of September 30, 2016 and June 30, 2016, the convertible notes outstanding balance was $60,000 and $60,000, respectively. As of September 30, 2016, all of the outstanding convertible notes have matured and payments were due. The convertible notes which have not been repaid or converted continue to accrue interest at a rate of 8%.

On October 7, 2016, one convertible note with a balance of $50,000 and accrued interest converted into 58,350 shares of common stock.

Note 7 Series A Convertible Preferred Stock

On December 7, 2015, the Board of Directors authorized fifteen million shares of Series A Convertible Preferred Stock (“Series A Stock”). The Series A Stock had a conversion feature at the option of the holder that could be converted at any time at a conversion rate of $1.95, subject to adjustment, into common stock. The shares also had a mandatory conversion feature at the same conversion rate if one of the following events occurs: 1) Upon vote or consent of 2/3 of the then outstanding Series A Stock; 2) Upon the Company’s listing to NASDAQ Stockmarket or the NYSE MKT and the Company’s common stock trades for 30 days for at least 155% of the Series A Stock conversion price; or 3) the Company closes an underwritten public offering of at least $15 million in gross proceeds with an offering price of at least 155% of the Series A Stock conversion price. The Series A Stock’s conversion price was subject to weighted average anti-dilution protection, as defined, and was subject to adjustments for stock splits, dividends, and similar events. The Series A Stock was mandatorily redeemable ten years after the issuance date or upon a liquidation event, as defined, which included a change in control and therefore recorded before stockholders’ equity on the consolidated balance sheet. The Series A Stock was entitled to an annual dividend of 6% based on the original issuance price, compounded quarterly. The dividend was cumulative and was to be paid in shares of Series A Stock. The accrued dividends were payable upon redemption or conversion. The Series A Stock had voting rights equal to common stockholders as if the Series A Stock converted into common stock on the record date of the vote. The Series A Stock also had liquidation preferences over other stockholders.

On December 10, 2015, the Company closed an initial offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,025,699 shares and received net proceeds of $1,803,548 after the placement agent compensation and issuance costs paid of $105,715 and a warrant with a fair value of $90,852 recorded as issuance costs. On March 2, 2016, the Company closed a second offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 1,716,487 shares and received net proceeds of $2,956,975 after the placement agent compensation and issuance costs paid of $231,214 and a warrant with a fair value of $159,311 recorded as issuance costs. On April 12, 2016, the Company closed a final offering of its Series A Stock with an offering price of $1.95 per share. The Company issued 512,820 shares and received net proceeds of $1,000,000 as there were no placement agent compensation or issuance costs. The issuance costs were being accreted over the ten-year life of the Series A Stock of which $22,846 was accreted during the year ended June 30, 2016.

Through June 24, 2016, the Company declared and issued 71,708 shares of Series A Stock as dividends on the current outstanding shares of Series A Stock.

On June 24, 2016, the Company and the stockholders of the Series A Preferred Stock consented to convert all of the shares of Series A Preferred Stock into common stock. The conversion occurred at a conversion price of $1.95 per share. The Company then entered into an Exchange Agreement with each former Series A stockholder to exchange the Conversion Shares into shares of common stock and related warrants equal to the Series A Preferred Stock purchase price plus accrued dividends at an exchange rate of $1.10 per Exchange Share and related Exchange Warrant. The Company converted and cancelled 3,326,714 shares of Series A Preferred Stock and issued 5,897,677 Exchange Shares and Exchange Warrants. As the Series A stockholders received additional securities over what would have been received in the original conversion terms the transaction was considered an induced conversion. The Exchange Shares and Exchange Warrants received are recorded at the fair value on the date they were received. The excess of the fair value of the securities received over the fair value of the securities the stockholders would have received under the original terms on the date of conversion was $5,811,700 and was recorded as a deemed dividend as additional paid in capital at the time of conversion. The Company then recorded a gain on the exchange of $2,929,084, which was also recorded into additional paid in capital. As a result of the conversion and exchange of the Series A Preferred Stock, the Series A Preferred Stock is no longer deemed outstanding, and all rights with respect to such stock ceased and terminated.

Note 8 Shareholders’ Equity

During 2016, the Company entered into a private placement transaction in which the Company issued 4,875,020 units to accredited investors. Each investor was issued either Class A Units or Class B units of the Company. Each Class A Unit received one share of common stock and one-half of one common share purchase warrant. If the investor had previously invested in the Company they were eligible for a Class B Unit which received one share of common stock and one common share purchase warrant. Each common share purchase warrant is exercisable at $1.65 per share and will expire 60 months following the issuance. As of June 30, 2016, the Company received net proceeds of $4.8 million after the placement agent compensation and issuance costs paid of $553,428 and $500,321 of warrant expense recorded as issuance costs.

During the three months ended September 30, 2016, the Company closed two additional private placement transactions in which the Company issued 2,447,636 units to accredited investors. Each investor was issued either Class A Units or Class B units of the Company. Each Class A Unit received one share of common stock and one-half of one common share purchase warrant. If the investor had previously invested in the Company they were eligible for a Class B Unit which received one share of common stock and one common share purchase warrant. Each common share purchase warrant is exercisable at $1.65 per share and will expire 60 months following the issuance. As of September 30, 2016, the Company received net proceeds of $2.4 million after the placement agent compensation and issuance costs paid of $336,212 and $225,510 of warrant expense recorded as issuance costs.

On October 6, 2016, October 7, 2016 and October 13, 2016 we completed additional and final closes on the private placement transaction in which the Company issued 3,335,546 units and received gross proceeds of $3.7 million.

The Company has not declared or paid any dividends or returned any capital to common stockholders as of September 30, 2016.

Note 9 Stock-Based Compensation

Options - AntriaBio adopted individual stock option plans in January 2013 for four officers and/or directors of the Company. The stock option plans granted 1,500,000 option shares with an exercise price of $4.50 per share and had fully vested as of June 30, 2016. In June 2013, AntriaBio adopted individual stock option plans for two consultants of the Company. The stock option plans granted 8,334 shares with an exercise price of $4.50 per share and had fully vested as of June 30, 2015.

On March 26, 2014, the Company adopted the AntriaBio, Inc. 2014 Stock and Incentive Plan which allows the Company to issue up to 3,750,000 of common stock in the form of stock options, incentive options or common stock. The Company had granted 3,295,000 of these shares to current employees and directors of the Company as of September 30, 2016. The options have an exercise price from $1.29 to $3.44 per share. The options vest monthly over four years, with some options subject to a one year cliff before options begin to vest monthly.

On February 23, 2015, the Company adopted the AntriaBio, Inc. 2015 Non Qualified Stock Option Plan which allows the Company to issue up to 6,850,000 of common stock in the form of stock options. The Company had granted 4,397,000 of these shares to current employees and directors of the Company as of June 30, 2016 and granted an additional 90,000 of these shares to current employees as of September 30, 2016. The options have an exercise price of from $1.00 to $2.06 per share. The options vest monthly over 4 years with some options subject to a one year cliff before options begin to vest monthly.

On October 31, 2016, the Company adopted the AntriaBio, Inc. 2016 Non Qualified Stock Option Plan which allows the Company to issue up to 35 million shares of common stock in the form of stock options. In November 2016, the Company granted 28,210,000 of these shares to current employees and directors of the Company.

AntriaBio has computed the fair value of all options granted using the Black-Scholes option pricing model. In order to calculate the fair value of the options, certain assumptions are made regarding components of the model, including the estimated fair value of the underlying common stock, risk-free interest rate, volatility, expected dividend yield and expected option life. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing a comparable published volatility of several peer companies. Due to the small number of option holders and all options being to officers and/or directors, AntriaBio has estimated a forfeiture rate of zero as the value of each option holder is calculated individually. AntriaBio estimates the expected term based on the average of the vesting term and the contractual term of the options. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

AntriaBio has computed the fair value of all options granted during the three months ended September 30, 2016 using the following assumptions:

Expected volatility	74%
Risk free interest rate	1.46%
Expected term (years)	7
Dividend yield	0%

AntriaBio has computed the fair value of all options granted during the year ended June 30, 2016 using the following assumptions:

Expected volatility	97 - 100%
Risk free interest rate	1.69% -1.91%
Expected term (years)	7
Dividend yield	0%

Stock option activity is as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Options	Exercise Price	Contractual Life
Outstanding, June 30, 2015	8,702,418	$2.78	7.1
Granted	285,000	$1.07
Forfeited	(40,000)	$1.66
Outstanding, June 30, 2016	8,947,418	$2.73	6.2
Granted	90,000	$1.19
Outstanding, September 30, 2016	9,037,418	$2.71	6.0

Exercisable at September 30, 2016	4,965,584	$3.11	4.9

Stock-based compensation expense related to the fair value of stock options was included in the statement of operations as research and development – compensation and benefits expense of $304,969 and $307,337 and as general and administrative – compensation and benefits expense of $584,059 and $673,013 for the three months ended September 30, 2016 and 2015, respectively. The unrecognized stock-based compensation expense at September 30, 2016 is $7,086,690. AntriaBio determined the fair value as of the date of grant using the Black-Scholes option pricing method and expenses the fair value ratably over the vesting period.

Warrants- AntriaBio issued warrants to agents in conjunction with the closing of various financings and issued warrants in private placements as follows:

		Weighted	Weighted Average
	Number of	Average	Remaining
	Warrants	Exercise Price	Contractual Life
Outstanding, June 30, 2015	19,016,391	$2.33	3.0
Warrants issued in stock conversion	5,897,677	$1.65
Warrants issued in private placements	3,043,669	$1.65
Warrants issued to placement agents	933,639	$1.61
Warrants issued for investor relations	103,000	$1.60
Warrants cancelled	(30,000)	$3.44
Outstanding, June 30, 2016	28,964,376	$2.11	3.1
Warrants issued in private placements	1,420,591	$1.65
Warrants issued to placement agents	269,240	$1.65
Outstanding, September 30, 2016	30,654,207	$2.08	3.0

Year ended June 30, 2016: The Company issued warrants to purchase 5,897,677 shares of common stock at a price of $1.65 per share, exercisable through March 2021 in connection with the issuance of units in a preferred stock conversion. The Company issued warrants to purchase 3,043,669 shares of common stock at a price of $1.65 per share, exercisable through June 2021 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase 184,490 shares of common stock at a price of $2.34 per share. On June 24, 2016, the Company modified the warrant to purchase 184,490 shares of common stock, by replacing the warrant with warrants to purchase 327,046 shares of common stock at a price of $1.32 per share, exercisable through December 2023 in connection with the Series A Preferred Stock Offering. The Company issued warrants to the placement agent to purchase 87,500 shares of common stock at a price of $2.50 per share, exercisable through December 2022 in connection with the Series A Preferred Stock Offering. The Company issued warrants to the placement agents to purchase 519,093 shares of common stock at a price of $1.65 per share, exercisable through December 2023 in connection with the private placement. The Company issued warrants to purchase 9,000 shares of common stock at a price of $1.38 per share in connection with investor relations services. The Company issued warrants to purchase 24,000 shares of common stock at a price of $1.34 per share in connection with investor relations services. The Company issued warrants to purchase 60,000 shares of common stock at a price of $1.85 per share in connection with investor relations services. The Company issued warrants to purchase 10,000 shares of common stock at a price of $0.96 per share in connection with investor relations services.

For the Three Months Ended September 30, 2016: The Company issued warrants to purchase 1,420,591 shares of common stock at a price of $1.65 per share, exercisable through September 2021 in connection with the issuance of units in private placements. The Company issued warrants to the placement agent to purchase 269,240 shares of common stock at a price of $1.65 per share.

The warrants exercisable for the 66,667 shares of common stock are accounted for under liability accounting for the shares that have vested and were recorded at their fair value on the date of issuance of $50,365 as a liability and as professional fees and investor relation expense. Warrants for 30,000 shares of common stock were cancelled as of December 31, 2015 as the vesting events had not occurred. The fair value as of September 30, 2016 and June 30, 2016 were $2,543 and $11,955, respectively which is reflected as a liability with the fair value adjustment recorded as derivative gains or losses on the consolidated statements of operations.

The warrants exercisable for the 5,897,677 shares of common stock were accounted for under equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued at $3,497,914 and was recorded into additional paid-in capital. The warrants exercisable for the 3,043,558 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,667,630 and the allocated fair value of $1,202,336 was recorded into additional paid-in capital.

The warrants exercisable for 184,490 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $184,673 and recorded as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs. On June 24, 2016, the warrants were modified and in place of the warrants to purchase 184,490 shares were replaced by warrants to purchase 327,046 shares of common stock. The change in the fair value between the old warrants and the new warrants on the date of modification was calculated as $113,521 and was recorded as additional paid-in-capital and as issuance costs. The warrants exercisable for 87,500 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued as $65,490 as additional paid-in-capital and Series A Convertible Preferred Stock as issuance costs. The warrants exercisable for 519,093 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $386,800 and recorded as additional paid-in-capital and as issuance costs.

The warrants exercisable for the 9,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $11,407 and recorded as additional paid-in-capital and investor relations. The additional warrants exercisable for the 24,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $20,943 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 60,000 shares of common stock were accounted for under the equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $34,122 and recorded as additional paid-in-capital and investor relations. The warrants exercisable for the 10,000 shares of common stock were accounted for under the equity treatment and fair valued as of the date of issuance. The fair value of the warrants was valued as $6,500 and recorded as additional paid-in-capital and investor relations.

The warrants exercisable for the 1,420,591 shares of common stock were accounted for under equity treatment and were recorded at the allocated fair value as of the date of issuance. The estimated fair value of the warrants was $1,011,085 and the allocated fair value of $517,350 was recorded into additional paid-in capital. The warrants exercisable for 269,240 shares of common stock were accounted for under equity treatment and were fair valued as of the date of issuance. The fair value of the warrants was valued at $225,510 and recorded as additional paid-in-capital and as issuance costs.

These warrants were valued using the Black-Scholes option pricing model on the date of issuance. In order to calculate the fair value of the warrants, certain assumptions were made regarding components of the model, including the closing price of the underlying common stock, risk-free interest rate, volatility, expected dividend yield, and warrant term. Changes to the assumptions could cause significant adjustments to valuation. AntriaBio estimated a volatility factor utilizing comparable published volatilities of several peer companies. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of the grant for treasury securities of similar maturity.

The Black-Scholes valuation methodology was used because that model embodies all of the relevant assumptions that address the features underlying these instruments. Significant assumptions for the warrants issued for the three months ended September 30, 2016 were as follows:

Expected volatility	54% - 74%
Risk free interest rate	0.45% - 1.42%
Warrant term (years)	1 - 7
Dividend yield	0%

Significant assumptions for the warrants issued for the year ended June 30, 2016 were as follows:

Expected volatility	87 - 151%
Risk free interest rate	0.45% - 2.03%
Warrant term (years)	1 - 7.5
Dividend yield	0%

Note 10 Income Taxes

Income tax expense during interim periods is based on applying an estimated annual effective income tax rate to year-to-date income, plus any significant unusual or infrequently occurring items which are recorded in the interim period. The computation of the annual estimated effective tax rate at each interim period requires certain estimates and significant judgment including, but not limited to, the expected operating income for the year, projections of the proportion of income earned and taxed in various jurisdictions, permanent and temporary differences, and the likelihood of recovering deferred tax assets generated in the current year. The accounting estimates used to compute the provision for income taxes may change as new events occur, more experience is obtained, additional information becomes known or as the tax environment changes.

In the three months ended September 30, 2016, the Company did not record any income tax provision due to expected future losses and full valuation allowance on its deferred tax assets.

Note 11 Commitments and Contingencies

Lease Commitments – In May 2014, the Company entered into a lease of approximately 27,000 square feet of office, laboratory and clean room space to be leased for seventy two months. The lease requires monthly payments of $28,939 adjusted annually by approximately 3% plus triple net expenses monthly of $34,381 adjusted annually. The Company also made a security deposit of $750,000 which is held by the landlord, of which $253,433 has been returned to the Company and the remaining balance will be returned gradually over the next several years.

As of September 30, 2016, the minimum rental commitment under the lease is as follows:

Year Ending June 30,
2017	278,150
2018	381,360
2019	392,855
2020	335,747
$1,388,112

Legal Matters - From time to time, the Company may be involved in litigation relating to claims arising out of operations in the normal course of business. As of September 30, 2016, there were no pending or threatened lawsuits that could reasonably be expected to have a material effect on the results of our operations. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholders, is an adverse party or has a material interest adverse to our interest.

Pro Forma Information

The following tables present unaudited pro forma condensed financial data for the Company disclosing the effect of the Offer to Amend and the assumption of the exercise of the Eligible Warrants on the Company’s:

(i)	Balance sheet as of September 30, 2016;
(ii)	Statement of income and earnings per share for the quarterly period ended September 30, 2016; and
(iii)	Book value per share as of September 30, 2016.

In preparing this pro forma condensed financial data the Company assumed that all holders of the Eligible Warrants elected to participate in the Offer to Amend and the assumption that all Eligible Warrants to purchase 16,450,915 shares of common stock are exercised as of the end of the quarterly period September 30, 2016. The pro forma condensed financial data is presented for informational and illustrative purposes only. The data does not purport to represent what our consolidated financial data would have been if the Offer to Amend was completed for all eligible warrant shares as of September 30, 2016, and the data does not purport to project our future consolidated financial statement of operations or financial position.

	As of September 30, 2016
Balance Sheet Data	Actual	Adjustments		Pro Forma
Current assets	$3,729,539	$27,114,010	*	$30,843,549
Non-current assets	$6,327,090	$-		$6,327,090
Current liabilities	$1,486,614	$-		$1,486,614
Non-current liabilities	$367,813	$-		$367,813
Stockholders's equity	$8,202,202	$27,114,010		$35,316,212
Book value per share	$0.22	$0.43		$0.65
Shares outstanding	37,558,552	16,450,915		54,009,467

* Assumes all Eligible Warrants are exercised totaling $27.1 million less $30 thousand in fees related to the tender offer.

	Three Months Ended September 30, 2016
Statement of Operations Data	Actual	Adjustments		Pro Forma
Net revenues	$-	$-		$-
Gross profit	$-	$-		$-
Net income (loss)	$(3,815,867)	$(30,000	)*	$(3,845,867)
Net income (loss) per share
Basic	$0.11	$-		$0.07
Diluted	$0.11	$-		$0.07

*Estimated fee of $30,000 in this transaction.